Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

January 25, 2021

by and among

DOC.AI INCORPORATED,

SHARECARE, INC.,

PROJECT DELTA MERGER SUB I, INC.

PROJECT DELTA MERGER SUB II, INC.

WALTER DE BROUWER

and

FORTIS ADVISORS LLC, AS THE STOCKHOLDERS’ AGENT

i

ii

Exhibits

Exhibit A	List of Persons to Enter Employment Agreements and Restrictive Covenant Agreements
Exhibit B	Form of Post-Closing Employment Agreements
Exhibit C	Restrictive Covenant Agreements
Exhibit D	Calculation Principles
Exhibit E	Form of De Brouwer Note
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Lock-Up Agreement
Exhibit H	Applicable Organizational Documents of Parent

iii

AGREEMENT AND PLAN OF MERGER

This merger agreement, dated as of January 24, 2021 (this “Agreement”), is made and entered into by and among DOC.AI INCORPORATED, a Delaware corporation (the “Company”), Sharecare, Inc., a Delaware corporation (“Parent”), Project Delta Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub I”), Project Delta Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub II”), Walter De Brouwer (“De Brouwer”), and Fortis Advisors LLC, a Delaware limited liability company as the Company’s stockholders’ agent (the “Stockholders’ Agent”).

BACKGROUND

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent and the Company wish to effect a business combination transaction pursuant to which Merger Sub I will be merged with and into the Company (the “First Merger”), with the Company being the intermediate surviving corporation in the First Merger and becoming a wholly owned subsidiary of Parent as a result of the First Merger.

B. Parent and the Company have determined that immediately after the effectiveness of the First Merger, the Company shall be merged with and into Merger Sub II (the “Second Merger”) with Merger Sub II continuing as the Surviving Corporation in the Second Merger as a direct wholly owned subsidiary of Parent. For U.S. federal income Tax purposes, it is intended that the First Merger and the Second Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Mergers”).

C. In connection with the Mergers, each outstanding share of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), and each outstanding share of Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 2.04b) and Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL.

D. The board of the directors of the Company (the “Company Board”), by unanimous written consent in accordance with the DGCL and the Company’s Organizational Documents, which, as of the date hereof, has not been subsequently rescinded or modified in any way, has unanimously (i) determined that this Agreement and the transactions, including the Mergers, contemplated by this Agreement (collectively, the “Transactions”) are in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Transactions in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of the Stockholders.

E. The board of directors of Parent has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, and (ii) approved and declared advisable this Agreement and the Transactions.

F. The board of directors of Merger Sub I has unanimously (i) approved and declared advisable this Agreement and the Transactions and (ii) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub I.

G. The board of directors of Merger Sub II has unanimously (i) approved and declared advisable this Agreement and the Transactions and (ii) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub II.

H. Concurrently with the execution and delivery of this Agreement, the Company is delivering to Parent a written consent of De Brouwer (which written consent will become effective immediately after the execution of this Agreement) approving and adopting this Agreement and approving the contemplated Transactions (the “Stockholder Approval”).

I. Concurrently with the execution of and delivery of this Agreement in the case of De Brouwer, Samia De Brouwer and Greg Kovacic, and at the Closing in the case of each of the other Company employees listed on Exhibit A, will enter into an employment Contract (collectively, the “Post-Closing Employment Agreements”) with Parent, each of which becomes effective upon the Closing, in substantially the form as Exhibit B.

J. The persons listed on Exhibit A have each entered into a restrictive covenant Contract (collectively, the “Restrictive Covenant Agreements”) with Parent, which becomes effective upon the Closing, and which are collectively attached to this Agreement as Exhibit C.

K. For federal income Tax purposes, the Mergers are intended by the Parties to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Agreement is intended to constitute a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations promulgated under the Code.

The Parties desire to make certain representations, warranties and agreements in connection with the Transactions.

In consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound by this Agreement, each Party agrees as follows:

Article 1
Definitions

Section 1.01 Definitions.

(a) The following terms, as used in this Agreement, have the following meanings:

“2016 Stock Plan” means the doc.ai Incorporated 2016 Stock Plan, established as of August 11, 2016, as amended.

“Action” means any claim, action, cause of action, lawsuit, demand, investigation, audit, suit, proceeding, administrative or other enforcement or arbitration proceeding by or before any Governmental Authority.

“Adjustment Cash Equivalent Amount” means $1,000,000, which is a dollar amount that is equivalent to the number of shares of Parent Common Stock to be held back.

“Adjustment Release Amount” means (i) the Adjustment Cash Equivalent Amount minus (ii) the Final Underage (if any); provided that if this calculation results in a negative number, the Adjustment Release Amount will be deemed to be $0.

“Adjustment Release Amount Per Share” means (i) the Adjustment Release Amount divided by (ii) the Fully Diluted Number.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Cash Equivalent Consideration” means (i) Enterprise Value, minus (iii) the Specified Cash Amount, minus (iii) the Adjustment Cash Equivalent Amount, minus (iv) the Indemnity Cash Equivalent Amount.

“Anti-Corruption Laws” means, collectively, (i) the Foreign Corrupt Practices Act of 1977, (ii) Laws enacted in accordance with the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (iii) the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the various regulations administered by OFAC and (iv) any other Laws prohibiting bribery and corruption of public officials.

“Antitrust Action” means (i) any divestiture, license or hold separate (including by trust or otherwise) of any businesses or assets of any Party or its respective Affiliates, or (ii) any other commitment of any Party or any of its respective Affiliates to take any action that limits any freedom of action with respect to such Party or its Affiliates’ ability to retain, operate, manage, govern or influence any of their respective businesses or assets.

“Antitrust Laws” means all Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Approvals” means any actions, waivers, consents, licenses, permits, authorizations, orders, filings, franchises, certificates, notifications and approvals.

“Benchmark Time” means 9:00 a.m. New York City time on the Closing Date.

“Blocked Persons” means, collectively, the Listed Persons and the Restricted Countries.

“Business” means the business of developing, selling or offering artificial intelligence data tracking, capture or collection services, medical record integration, medical claims integration or healthcare tracking specifically for application in the clinical trial, mental health, return to work or healthcare insurance sectors, including the products the Company is currently offering.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Calculation Principles” means those calculation principles set forth on Exhibit D.

“Capex Plan” means the projects and corresponding budgets for each project identified in Section 1.01a) of the Company Disclosure Letter.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and includes any Treasury regulations or other official guidance promulgated thereunder.

“Cash” means the aggregate unrestricted cash balance of the Company, determined in accordance with the Calculation Principles. Cash includes any cash resulting from “inbound” checks, wires or drafts deposited by the Company or initiated for the benefit of an account of the Company immediately prior to the Closing that clear thereafter but reduced by any cash on account of “outbound” checks, wires or drafts issued by the Company or initiated by the Company for the benefit of an account of any other Person that is not the Company immediately prior to the Closing that clear thereafter.

“Cash Shortfall Amount” means Cash to the extent less than the Minimum Cash Amount.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Chosen Courts” means the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction, then any federal court located in the State of Delaware or other Delaware state court.

“Circumstance” means any event, change, occurrence, condition, state of facts.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Merger Consideration Per Share” means the amount equal to the quotient of (i)the Closing Merger Consideration divided by (ii) the Fully Diluted Number.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any Contract between the Company and any Union.

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement, regarding this Agreement that has been provided by the Company to Parent.

“Company Employee” means an employee of the Company.

“Company Exclusively Licensed Intellectual Property” means all the Company Licensed Intellectual Property which is licensed to the Company or any of its Affiliates on an exclusive basis.

“Company Intellectual Property” means the Company-Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, coexistence agreements, settlement agreements, permissions, releases, development agreements, option agreements and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which the Company or any of its Affiliates is a party.

“Company IP Registrations” means all the Company-Owned Intellectual Property and all the Company Exclusively Licensed Intellectual Property that is subject to any issuance registration, application, or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Licensed Intellectual Property” means all Intellectual Property used or held for use by the Company or any of its Affiliates, including the Intellectual Property that is owned by a third party (solely or jointly with another party) and licensed by such third party to the Company or any of its Affiliates, excluding the Company-Owned Intellectual Property.

“Company-Owned Intellectual Property” means all the Intellectual Property that is owned by or purportedly owned by the Company or any of its Affiliates (solely or jointly with another party), including the Intellectual Property set forth on Section 5.12a) of the Company Disclosure Letter.

“Computer System” means any of or combination of the computer software, computer hardware (whether general or special purpose), information technology systems, Cloud-based storage platforms and systems, telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is owned or controlled and used by the Company or any of its Affiliates in the conduct of its or their business.

“Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements.

“Customs and International Trade Law” means any domestic Law, Order, license, directive, award or other decision or requirement, including any amendments, having the force or effect of law, of any Governmental Authority, concerning the importation, exportation, reexportation or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or deemed exportation, including, as applicable, the Tariff Act of 1930, and other Laws and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their predecessor agencies; the Export Administration Act of 1979; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the U.S. Department of Commerce Denied Persons List or Entity List; the Arms Export Control Act; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the embargoes and restrictions administered by OFAC; orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on Governmental Lists; the antiboycott regulations administered by the U.S. Department of Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

“Data Protection Laws and Standards” means: (i) all applicable Laws relating to the protection, collection, access, use, storage, disposal, disclosure, registration, processing, or transfer of Personal Data, including, as applicable, the Health Insurance Portability and Accountability Act of 1996 as amended the Health Information Technology for Economic and Clinical Health Act of 2009 (“HIPAA”), the Gramm-Leach-Bliley Act (GLBA), the Fair Credit Reporting Act (FCRA), the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the Controlling the Assault of Non-Solicited Pornography And Marketing (CAN-SPAM) Act, the Telephone Consumer Protection Act (TCPA), the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children's Online Privacy Protection Act (COPPA), the Genetic Information Nondiscrimination Act, U.S. state data security and breach notification Laws, state health information privacy Laws, the European Union General Data Protection Regulation (EU) 2016/679 (GDPR) and its predecessor European Union Directive 95/46/EC, the individual data protection laws of European or other foreign nations, and the Privacy Act 1988 (Cth), and any other applicable international Laws concerning the privacy or security of Personal Data; (ii) all applicable Laws concerning the security of Company solutions, applications, and/or Computer Systems; and (iii) all industry standards and best practices, including any applicable Payment Card Industry Data Security Standard (“PCI DSS”) requirements, relating to privacy and information security used by a prudent similarly-situated company in its business.

“De Brouwer Note” means the promissory note payable to De Brouwer in the form of Exhibit E.

“Deloitte Fee” means $180,000.00, which represents the fee paid by the Company on behalf of Parent in connection with strategic analyses required in connection with services provided to Anthem, Inc.

“Employment Agreement” means, with respect to the Company, any employment Contract, consulting Contract, termination or severance Contract, salary continuation Contract, change of control, sale bonus or retention Contract or any other Contract respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

“Encumbrance” means any charge, claim, pledge, lien, security interest, mortgage, easement, encroachment, or other similar encumbrance.

“Enterprise Value” means $175,000,000.

“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, handling, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations and any state and local analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq.

“Equity Interests” means, with respect to any Person, any and all shares, interests, units, participations, rights in or other equivalents of such Person's capital stock, partnership interests, membership interests, limited liability company interests or other equivalent equity or ownership interests, any rights, warrants, options exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests (whether embedded in other securities or not), and any right to purchase or otherwise acquire any of the foregoing, in each case whether or not subject to any contingencies or vesting, forfeiture or other conditions.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“Estimated Cash” means the Company’s good faith estimate of Cash as of immediately prior to the Closing.

“Estimated Indebtedness” means the Company’s good faith estimate of Indebtedness as of immediately prior to the Closing.

“Estimated Net Working Capital” means the Company’s good faith estimate of Net Working Capital as of the Benchmark Time.

“Estimated Transaction Expenses” means the Company’s good faith estimate of Transaction Expenses as of immediately prior to the Closing.

“Excluded Taxes” means (i) any Taxes of the Company with respect to any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in a manner consistent with Section 8.04b), including for the avoidance of doubt any Taxes the payment of which has been deferred by the Company under Section 2302 of the CARES Act or IRS Notice 2020-65 or any corresponding or similar provisions of state, local or foreign Law, to the extent such deferred Taxes relate to any Pre-Closing Tax Period, except to the extent such Taxes were reflected as a current liability on the Final Closing Statement, (ii) the unpaid Taxes of any Person (other than the Company) for which the Company is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a result of the membership of the Company in any affiliated, consolidated, combined or unitary Tax group before the Closing, and (iii) the unpaid Taxes of any Person (other than the Company) for which the Company is liable as a transferee or successor, by Contract, or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

“Falcon” means Falcon Capital Acquisition Corp., a Delaware corporation.

“Final Overage Per Share” means (i) the Final Overage divided by (ii) the Fully Diluted Number.

“Final Underage Per Share” means (i) the Final Underage divided by (ii) the Fully Diluted Number.

“Fully Diluted Number” means the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time plus the aggregate number of shares of Company Common Stock subject to issuance pursuant to the Company Common Stock Options as of immediately prior to the Effective Time.

“Fundamental Representations” means the representations and warranties in Sections 4.01 (Authority), 4.02 (No Conflicts; Consents), 4.03 (Ownership of Equity), 4.06 (Brokers), 5.01 (Organization), 5.02 (Authority), 5.03 (No Conflicts; Consents), 5.04 (Capitalization), 5.05 (Subsidiaries; Affiliated Entities), 5.19 (Taxes), 5.22 (Related Party Transactions) and 5.23 (Brokers).

“Funded Indebtedness” means Indebtedness of the type set forth in clauses (i), (ii), (iii) and (xi) (and clauses (xii) with respect to the foregoing) of the definition of Indebtedness.

“Funded Transaction Expenses” means Transaction Expenses of the type set forth in clauses (i), (ii) (other than accrued and unpaid bonuses as of the Closing Date that are unrelated to the Transactions), (v) and (vi) (and clauses (iii) and (iv) with respect to the foregoing) of the definition of Transaction Expenses.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental List” means any list of any Governmental Authority of denied or restricted parties, including the OFAC Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the U.S. Department of Commerce Entity List, and the U.S. Department of State Debarred List.

“Governmental Official” means any official or Representative of any Governmental Authority (or agency, instrumentality, or entity owned or controlled by any Governmental Authority) or public international organization, any political party or employee thereof or any candidate for political office.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Company, without duplication: (i) any interest bearing liabilities (e.g., bank debt, revolving credit facilities, notes payable, capital leases, debentures, bonds, forward currency exchanges, interest rate protection agreements, swap agreements, hedging arrangements, etc.), (ii) letters of credit, (iii) deferred purchase price obligations (including earn-out payments), (iv) obligations in respect to deferred compensation arrangements (including executive bonuses, the amount of any unfunded Liability under any tax-qualified or nonqualified deferred compensation plan, defined benefit pension plan, or retiree or other post-termination medical or other welfare benefit plan, including all accrued but unpaid employer contributions to any Company 401(k) Plan (v) unpaid severance obligations, (vi) accrued and unpaid bonuses related to the pre-closing period, (vii) purchase money debt, (viii) accounts receivable factoring arrangements, (ix) overdue payables, (x) Excluded Taxes, (xi) amounts due to Affiliates, (xii) customer deposits, (xiii) longer-term deferred revenue related to service obligations in excess of a month, (ix) the Cash Shortfall Amount, if any, (x) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which the Company is responsible or liable as guarantor, and (xvi) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of the foregoing, and the employer portion of any employment or payroll Taxes relating to amounts described in clauses (iv), (v) and (vi), but excluding PPP Loan.

“Indemnity Cash Equivalent Amount” means an amount equal to (i) 5% multiplied by (ii) Enterprise Value, which is a dollar amount that is equivalent to the number of shares of Parent Common Stock to be held back.

“Indemnity Release Amount” means (i) the Indemnity Cash Equivalent Amount minus (ii) the aggregate amount of all claims for indemnification pursuant to Article 10 that are in dispute (or with respect to which a final non-appealable order of any court or arbitrator of competent jurisdiction has not yet been issued) as of the first anniversary of the Closing Date; provided that if this calculation results in a negative number, the Indemnity Release Amount will be deemed to be $0.

“Indemnity Release Amount Per Share” means (i) the Indemnity Release Amount divided by (ii) the Fully Diluted Number.

“Intellectual Property” means any and all intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction (whether statutory, common law or otherwise), including all: (i) trademarks, service marks, service names, brand names, trade dress, trade names, logos, corporate names, trade styles and other source or business identifiers and general intangibles of a like nature, together with all of the goodwill associated with any of the foregoing, and all registrations, applications for registration, renewals and extensions of any of the foregoing; (ii) internet domain names and social media platform identifiers, whether or not trademarks, web addresses, web pages, websites and related content; (iii) works of authorship, expressions, mask works, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, technology, trade secrets, business and technical information and know how, databases, data collections, data and business information (including financial and marketing plans, customer lists and supplier lists, and pricing and cost information) and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations in part, re-examinations, inter partes, post-grant and covered business method proceeding reviews, renewals, substitutions and extensions thereof), patent applications and any other Governmental Authority issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (vi) software, firmware and scripts, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (vii) rights of privacy and publicity; (viii) all income, royalties, damages and payments due or payable with respect thereto, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter may be secured throughout the world.

“IRS” means the Internal Revenue Service.

“Key Employee” means each of Walter De Brouwer, Samia De Brouwer, Greg Kovacic Nirav Shah, or Akshay Sharma.

“Knowledge” means, when used with respect to the Company, the actual knowledge of De Brouwer, Samia De Brouwer and Greg Kovacic, and when used with respect to the knowledge of any of such persons, knowledge also means to such person’s actual knowledge.

“Law” means, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Leased Real Property” means land, buildings, structures, fixtures, improvements and other interests in real property that is leased or otherwise occupied (but not owned) by the Company.

“Letter of Transmittal” means a duly completed and executed letter of transmittal, in substantially the form of Exhibit F.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Listed Persons” means the Persons with names listed on Governmental Lists.

“Lock-Up Agreement” means the lock-up Contract, to be dated as of the date of this Agreement but effective only at the Closing, by and between Parent and each of the Stockholders and each of the Optionholders, in substantially the form of Exhibit G.

“Material Adverse Effect” means any Circumstance that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a materially adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company or (ii) would, or would reasonably be expected to, materially impair the ability of the Company to consummate the Transactions timely; provided, however, that solely for purposes of the foregoing clause (i) only, none of the following Circumstances will be deemed to constitute, and none of the following Circumstances will be taken into account in determining whether there has been, a Material Adverse Effect: (A) changes in GAAP or any other accounting requirements applicable to the industry in which the Company operates, (B) financial, securities, debt or financing markets or general economic or political conditions, (C) changes in the industry in which the Company operates, (D) changes in Law of general applicability to companies in the industry in which the Company operates, (E) acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks), global pandemics or natural disasters, and (F) any failure by the Company to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period (it being agreed that the underlying cause of any such failure described in this clause (F) may be considered in determining whether or not a Material Adverse Effect has occurred); provided that, in the case of clauses (A), (B), (C), (D) and (E), any such Circumstances may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent any such Circumstance is reasonably likely to have a disproportionate adverse effect on the Company as compared to other participants in the industry in which the Company operates.

“Mutual Non-Disclosure Agreement” means that certain agreement accepted on November 22, 2020 by the Company.

“Merger Consideration” means (i) the Aggregate Cash Equivalent Consideration, plus (ii) Cash (excluding Bonus Cash, if any) as of immediately prior to the Closing, to the extent in excess of the Minimum Cash Amount, plus (iii) the Net Working Capital Overage, if any, minus (iv) the Net Working Capital Underage, if any, minus (v) Indebtedness as of immediately prior to the Closing, minus (vi) Transaction Expenses as of immediately prior to the Closing.

“Minimum Cash Amount” means (i) $5,000,000 plus (ii) the pro rata portion of any Cash received from Anthem prior to the Closing for the quarterly period in which the Closing occurs (e.g., if the Closing occurs one month into any particular quarter, then such Cash will equal 2/3 of any such cash received for such quarterly period) plus (iii) the Expense Fund Amount.

“Net Working Capital” is defined in and will be calculated in accordance with the Calculation Principles.

“Net Working Capital Overage” means the absolute value of the amount, if any, by which (i) the Net Working Capital as of the Benchmark Time is greater than (ii) the Target Net Working Capital.

“Net Working Capital Underage” means the absolute value of the amount, if any, by which (i) the Net Working Capital as of the Benchmark Time is less than (ii) the Target Net Working Capital.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Off-the-Shelf Software” means software obtained from a third party (i) on general commercial terms and that continues to be widely available on such commercial terms, (ii) that is not distributed with or incorporated in any product or service of the Company, (iii) that is used for business infrastructure or other internal purposes and (iv) was licensed for fixed payments of less than $25,000 in the aggregate or annual payments of less than $25,000 per year.

“Open Source Software” means software that is available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any other license that meets the Open Source Definition (www.opensource.org/osd.html) or Free Software Definition (www.gnu.org/philosophy/free-sw.html).

“Optionholder” means a holder of Company Common Stock Options.

“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course” means actions that (i) are recurring in nature, consistent with past practice and taken in the ordinary course of normal day-to-day operations of the Business during the three months before the Closing Date, (ii) require no Approval by the stockholders of any corporation or the equity owners of any other Person, (iii) are taken in accordance with sound and prudent business practices and in accordance with all Laws and (iv) do not result from, arise out of, relate to, and were not caused by, any breach of Contract, breach of warranty, tort, infringement, or violation of Law by the Company or any of its Representatives. Notwithstanding the foregoing, the Company may engage in the business activities outlined on Schedule 1.01, attached hereto.

“Organizational Documents” means, with respect to the Company or the Parent, the certificate of incorporation and bylaws and any Contract relating to the governance thereof or similar document of or regarding such entity, and any amendment or modification to any of the foregoing.

“Parent Common Stock” means the common stock of Parent.

“Party” means each of the Company, Parent, Merger Sub I, Merger Sub II, De Brouwer and the Stockholders’ Agent.

“Per Share Price” means $800.00.

“Permits” means all permits, licenses and certificates issued by any Governmental Authority that are required by Law to operate the Business.

“Permitted Encumbrances” means (i) statutory and contractual landlord liens incurred in the Ordinary Course for sums not yet due and payable; (ii) liens for Taxes not yet due and payable or that are being contested in good faith; (iii) statutory mechanic's, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and materialmen's liens for services or materials and similar statutory liens incurred in the Ordinary Course for amounts not yet due and payable; (iv) pledges or deposits made to secure the Company's payment of worker's compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with worker's compensation or unemployment insurance, in each case incurred in the Ordinary Course; (v) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Real Property that are not violated in any material respect by the current use and operation of the Real Property; (vi) non-exclusive licenses to Intellectual Property listed on Section 5.12n) of the Company Disclosure Letter; and (vii) non-monetary covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting current occupancy or use of the Real Property.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Personal Data” means (i) any and all information or data relating to one or more individual(s) that is personally identifying (i.e., data that contains elements that identify an individual or that, alone or in combination with any other information or data, is reasonably capable of identifying an individual), including (A) personal identifiers such as name, telephone number and data of birth, (B) identification numbers issued by a Governmental Authority, such as a Social Security Number, driver’s license number, Tax Identification Number, or passport number, (C) e-mail addresses, Internet Protocol addresses, and unique device identifiers, (D) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy numbers, (E) demographic information, including information relating to an individual’s race, gender, age, ethnicity, religion, philosophy, political affiliation or sexual orientation, (F) biometric data, such as fingerprint, retina or iris image, voice print, signature or other unique physical representation or characteristic, (G) genetic information and (H) individual medical or health information, including protected health information governed by HIPAA and the regulations promulgated thereunder and (ii) any and all other information, the processing of which is regulated by an applicable Law in relation to data protection or data privacy.

“PPP Loan” means that certain Paycheck Protection Program loan issued by JPMorgan Chase Bank, N.A. pursuant to that certain Note issued to the Company dated April 10, 2020, and any additional loans issued pursuant to the Coronavirus Aid, Relief, and Economic Security Act of 2020 or the Consolidated Appropriations Action, 2021, or other government stimulus program.

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Taxable period ending on and including the Closing Date.

“Real Property” means the real property owned, leased, or subleased by the Company.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other agents, advisors or representatives.

“Requisite Jurisdictions” means the jurisdictions set forth on Section 1.01a) of the Company Disclosure Letter.

“Requisite Vote” means the affirmative vote or consent of Stockholders representing more than 50% of the aggregate votes entitled to vote on the Transaction.

“Restricted Country” means any country that is the subject or target of a comprehensive embargo under Law, including Belarus, Cuba, the Crimea region of Ukraine, Eritrea, Iran, North Korea, Sudan, Syria or Venezuela.

“SAFEs” means the simple agreements for future equity issued by the Company with respect to Equity Interests of the Company.

“Securities Act” means the Securities Act of 1933.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company.

“Specified Cash Amount” means $29,000,000.

“Specified Note Amount” means a principal amount equal to $14,000,000, payable together with interest pursuant to the De Brouwer Note.

“Specified Shares” means 2,165,795 shares of Class A Common Stock held by De Brouwer.

“Stockholders” means the holders of shares of Company Common Stock.

“Straddle Period” means any Taxable period that includes, but does not end on, the Closing Date.

“Target Net Working Capital” means $0.

“Tax Authority” means any Governmental Authority responsible for the administration, determination or collection of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, information return, notice, form or other documents (including any related or supporting schedules, statements or information) filed or required to be filed, in connection with the determination, assessment or collection of any Tax of any Person or the administration of any laws, rules, regulations or administrative requirements relating to any Tax.

“Taxes” (and, with correlative meanings, “Tax” and “Taxable”) means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, real estate transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), unclaimed property or escheat, real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges in the nature of a tax imposed by any Tax Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Top Customers” means the top 3 customers of the Company, based on the dollar amount of total revenue recognized by the Company, on a consolidated basis, over the last two (2) years.

“Top Suppliers” means the top 3 suppliers of the Company, based on the dollar amount of payments made by the Company, on a consolidated basis, over the past two (2) years.

“Transaction Documents” means the Post-Closing Employment Agreements, the Restrictive Covenant Agreements, the Lock-Up Agreements and any other certificate, Contract, document or other instrument, other than this Agreement, to be executed and delivered in connection with the Transactions.

“Transaction Expense Invoices” means documents that confirm that upon payment of the respective amounts specified in the Closing Merger Consideration Statement, each Person that is to be paid in accordance with such Closing Merger Consideration Statement will have been paid in full for all Funded Transaction Expenses applicable to such Person.

“Transaction Expenses” means, without duplication, and only to the extent not paid prior to Closing (i) all costs, fees, expenses and disbursements, in each case, incurred by the Company or any Stockholder in connection with the Transactions (whether incurred prior to or after the date of this Agreement), including any fees arising under any Related Party Agreement, any brokerage fees, commissions, finders’ fees or financial advisory fees, any Tax and other third party advisory, professional or consulting fees, (ii) amounts payable (including any related non-income Taxes, such as the employer portion of any employment or payroll Taxes) by the Company or any Stockholder (A) to any third party as a result of the Transactions or (B) to or for the benefit of current or former Company Employees or other Service Providers, including amounts payable as a result of the Transactions (whether prior to, on or following the Closing Date), including with respect to any sale bonuses, management incentive plans, retention Contracts, phantom stock or equity-like equivalents, (iii) 50% of all Transfer Taxes, (iv) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which the Company is responsible or liable as guarantor and (v) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of the foregoing; provided, however, that in no event will Transaction Expenses include amounts to the extent deducted from the Merger Consideration as Indebtedness or included as a current liability in the determination of Net Working Capital.

“U.S.” means the United States of America.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any comparable Law.

“Willful Breach” means a material breach that is a consequence of an act knowingly undertaken or a knowing failure to act by the breaching Party with the intent of causing a breach of this Agreement and which in fact does cause a breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Shares	8.07
Advisory Group	12.13(c)
Affiliate Loans	5.22
Agreement	Preamble
Assumed Option	2.05a)
Audited Financial Statements	5.06a)
BAA	5.12s)
Balance Sheet	5.06a)
Balance Sheet Date	5.06a)
Benefit Plan	5.17a)
Bonus Cash	7.08
Class A Common Stock	Background
Class B Common Stock	Background
Closing	2.01
Closing Date Payment Statement	3.01a)
Closing Merger Consideration	3.01a)
Closing Merger Consideration Statement	3.01a)
Company	Preamble
Company 401(k) Plan	7.06b)
Company Board	Background
Company Common Stock	Background
Company Common Stock Option	2.05a)
Consultation Period	3.03c)
Contingent Option	2.05(a)
Damages	10.02a)
Data Room	1.02
De Brouwer	Preamble
Deductible	10.03b)

Term	Section
DGCL	Background
Dilutive Transaction	8.07
Dissenting Shares	2.04g)
Dissenting Stockholders	2.04a)
e-mail	12.01
Effective Time	2.02d)
End Date	11.01b)
Enforceability Exception	4.01
Expense Fund	12.13(f)
Expense Fund Amount	12.13(f)
Final Closing Statement	3.03d)
Final Merger Consideration	3.03d)
Final Overage	3.03e)
Final Underage	3.03f)
Financial Statements	5.06a)
First Certificate of Merger	2.02b)
First Effective Time	2.02b)
First Merger	Background
First Surviving Corporation	2.02c)
Healthcare Reform Laws	5.17l)
Indemnified Party	10.05a)
Indemnifying Party	10.05a)
Information Statement	2.06a)ii)
Insurance Policies	5.13
Interim Financial Statements	5.06a)
Leases	5.11b)
Malicious Instructions	5.12aa)
Material Contracts	5.09a)
Mergers	Background
Merger Sub I	Preamble
Merger Sub I Common Stock	2.04c)
Merger Sub II	Preamble
Merger Sub II Common Stock	2.04d)
Parent	Preamble
Parent Indemnitees	10.02a)
Payoff Amount	8.03
Payoff Letters	8.03
Post-Closing Employment Agreements	Background
Post-Closing Statement	3.03a)
Preliminary Cash	3.03a)
Preliminary Indebtedness	3.03a)
Preliminary Merger Consideration Amount	3.03a)
Preliminary Net Working Capital	3.03a)
Preliminary Transaction Expenses	3.03a)
Qualified Benefit Plan	5.17c)
Related Party Agreements	5.22
Restrictive Covenant Agreements	Background
Review Period	3.03b)
Second Merger	Background

Term	Section
Second Certificate of Merger	2.02d)
Section 280G Payments	7.06c)
Settlement Accountant	3.03c)
Statement of Objections	3.03b)
Stock Certificate	2.06a)i)
Stockholder Approval	Background
Stockholders’ Agent	Preamble
Stockholders’ Agent Engagement Agreement	12.13(c)
Stockholders’ Agent Expenses	12.13(d)
Stockholders’ Agent Group	12.13(c)
Surviving Corporation	2.02e)
Tax Claim	10.05g)
Third Party Claim	10.05a)
Transactions	Background
Transfer	7.01
Transfer Taxes	8.04h)
Union	5.18c)
Warranty	5.26

Section 1.02 Other Definitional and Interpretative Provisions. The following rules of interpretation will apply to this Agreement: (a) the words “hereof”, “hereby”, “herein” and “under this Agreement” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the table of contents and captions in this Agreement are included for convenience of reference only and will be ignored in the construction or interpretation of this Agreement; (c) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (d) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (e) any capitalized term used in any Exhibit, the Company Disclosure Letter but not otherwise defined therein will have the meaning set forth in this Agreement; (f) any singular term in this Agreement will be deemed to include the plural, and any plural term the singular, and references to any gender will include all genders; (g) whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (h) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) references to any Law will be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder; (j) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms of this Agreement and such Contract; provided that with respect to any Contract listed on the Company Disclosure Letter, all such amendments, modifications or supplements (other than such amendments, modifications or supplements that are immaterial) must also be listed in the Company Disclosure Letter; (k) references to any Person include the predecessors, successors and permitted assigns of that Person; (l) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (m) references to “dollars” and “$” mean U.S. dollars; (n) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were posted and made available (and not removed) on the due diligence data site maintained by the Company in connection with the Transactions, in each case, prior to the date of this Agreement (the “Data Room”); (o) the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other theory extends and such phrase will not mean “if”; (p) the term “Parent” will be deemed to include the entity surviving the merger, if any, between Sharecare, Inc., a Delaware corporation and Falcon; and (q) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. If the business combination transaction between Parent and Falcon has closed and Parent has an obligation to issue shares of Parent Common Stock under this Agreement, then references to Parent Common Stock will be deemed to refer to the common stock of the surviving entity in the business combination transaction between Parent and Falcon.

Article 2
Closing; Purchase and Sale; The Mergers

Section 2.01 Closing. The closing of the Transactions (the “Closing”) will take place virtually through electronic transfer, as soon as possible, (a) but in no event no later than two (2) Business Days, after satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or (b) at such other time or on such other date as Parent and the Stockholders’ Agent may mutually agree in writing. From and after the Benchmark Time until the actual consummation of the Closing, the Company will not (i) make any cash payment outside the Ordinary Course or make any dividend of distribution to the Stockholders or (ii) incur any Indebtedness.

Section 2.02 Purchase and Sale; The Mergers.

(a) Immediately prior to the Closing, De Brouwer will sell, transfer and deliver to Parent, and Parent will purchase and acquire from De Brouwer, all of the Specified Shares, free and clear of any and all Encumbrances.

(b) At the Closing, the Company and Merger Sub I will file a certificate of merger (the “First Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the First Merger. The First Merger will become effective at such time (the “First Effective Time”) as the filing of the First Certificate of Merger is duly deemed effective by the Delaware Secretary of State (or at such later time as may be agreed to by the Parties and duly specified in the First Certificate of Merger in accordance with applicable Law).

(c) At the First Effective Time, Merger Sub I will be merged with and into the Company in accordance with the DGCL. As a result of the First Merger, the separate existence of Merger Sub I will cease, and the Company will continue as the intermediate surviving corporation of the First Merger (the “First Surviving Corporation”) as a wholly owned subsidiary of Parent. The First Merger will have the effects provided in this Agreement and as specified in the DGCL.

(d) Immediately after the First Effective Time, the Company and Merger Sub II will file a certificate of merger (the “Second Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Second Merger. The Second Merger will become effective at such time (the “Effective Time”) as the filing of the Second Certificate of Merger is duly deemed effective by the Delaware Secretary of State (or at such later time as may be agreed to by the Parties and duly specified in the Second Certificate of Merger in accordance with applicable Law).

(e) At the Effective Time, the Company will be merged with and into Merger Sub II in accordance with the DGCL. As a result of the Second Merger, the separate existence of the Company will cease, and Merger Sub II will continue as the surviving corporation of the Second Merger (the “Surviving Corporation”) as a wholly owned subsidiary of Parent. The Second Merger will have the effects provided in this Agreement and as specified in the DGCL.

(f) From and after the Effective Time, the Surviving Corporation will possess all the properties, rights, powers, privileges and franchises and be subject to all of the debts, obligations, liabilities, restrictions duties and disabilities of the Company and Merger Sub II, all as provided under the DGCL.

Section 2.03 Directors and Officers. At the Effective Time, the directors of Merger Sub II serving in such capacity immediately prior to the Effective Time will be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of the Company serving in such capacity immediately prior to the Effective Time will be the officers of the Surviving Corporation (except to the extent they have resigned as required hereby), until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Section 2.04 Effect of Merger on Company Common Stock.

At the Effective Time, by virtue of the Mergers and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company or holders of any of the following Equity Interests:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be canceled pursuant to Section 2.04b) and (ii) any shares of Company Common Stock held by Stockholders who comply with all provisions of Section 262 of the DGCL concerning the right of holders of shares of Company Common Stock to demand appraisal of such in connection with the Mergers (such holders, “Dissenting Stockholders”)) and all rights in respect thereof will, by virtue of the Mergers and without any action on the part of the holder thereof, will cease to exist and be converted into and represent the right to receive an amount of shares of Parent Common Stock, without interest, equal to the amount equal to the quotient of (A)(1) the Closing Merger Consideration Per Share, plus (2) the Final Overage Per Share, if any, plus (3) the Adjustment Release Amount Per Share, if any, plus (4) the Indemnity Release Amount Per Share, if any, divided by (B) the Per Share Price.

(b) Each share of Company Common Stock held in the treasury of the Company and each share owned by Parent immediately prior to the Effective Time will automatically be canceled without any conversion thereof and no payment or distribution will be made with respect thereto.

(c) Each share of common stock, par value $0.0001 per share, of Merger Sub I (“Merger Sub I Common Stock”), issued and outstanding immediately prior to the First Effective Time, will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the First Surviving Corporation. As of the First Effective Time, the shares of Merger Sub I Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist, and the holder or holders of such shares will cease to have any rights with respect thereto, except the right to receive shares of common stock in the First Surviving Corporation to be issued in consideration therefore as provided herein, without interest. After the First Effective Time, Parent will be the holder of all of the issued and outstanding shares of the First Surviving Corporation’s common stock.

(d) Each share of common stock, par value $0.0001 per share, of Merger Sub II (“Merger Sub II Common Stock”), issued and outstanding immediately prior to the Effective Time, will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. As of the Effective Time, the shares of Merger Sub II Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist, and the holder or holders of such shares will cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefore as provided herein, without interest. After the Effective Time, Parent will be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(e) Each share of Company Common Stock that is authorized but unissued immediately prior to the Effective Time will be canceled and no payment of cash or any other distribution will be made with respect thereto.

(f) The stock transfer books of the Company will be closed and no transfer of shares of Company Common Stock will thereafter be made on the records of the Company.

(g) Notwithstanding anything in this Agreement to the contrary, each Dissenting Stockholder (the shares of Company Common Stock held by such Stockholders, collectively, the “Dissenting Shares”) will not have the right to receive any payment in accordance with Section 2.04a) with respect to the Dissenting Shares, but instead and in lieu thereof will have the right to receive payment from the Surviving Corporation with respect to its Dissenting Shares in accordance with the DGCL, unless and until such Dissenting Stockholder will have effectively withdrawn or lost its rights to appraisal under the DGCL. If any such formerly Dissenting Stockholder will have effectively withdrawn or lost such right, such Stockholder will have the right to receive such Stockholders consideration as set forth in Section 2.04a).

(h) Each recipient of Merger Consideration will be deemed to become party to the applicable organizational documents of Parent attached as Exhibit H.

Section 2.05 Treatment of Options.

(a) At the Effective Time, each compensatory option to purchase shares of Company Common Stock that is then-outstanding and unexercised immediately prior to the Effective Time, including each option granted under the 2016 Stock Plan (each, a “Company Common Stock Option”), whether or not vested or exercisable, will, by virtue of the Mergers and without further action on the part of the holder thereof be assumed by Parent and converted into (i) a fully-vested option (an “Assumed Option”) to purchase, on the same terms and conditions as applied to each such Company Common Stock Option immediately prior to the Effective Time, shares of Parent Common Stock, except that the number of shares of Parent Common Stock, rounded down to the nearest whole number of shares, subject to such Assumed Option will equal the product of (A) the Closing Merger Consideration Per Share, divided by the Per Share Price, multiplied by (B) the number of shares of Company Common Stock that were subject to such Company Common Stock Option immediately prior to the Effective Time, and the per-share exercise price, rounded up to the nearest whole cent, will equal the quotient of (1) the exercise price per share of Company Common Stock at which such Company Common Stock Option was exercisable immediately prior to the Effective Time, divided by (2) the Closing Merger Consideration Per Share, divided by the Per Share Price, in each case in accordance with the Closing Date Payment Statement; and (ii) a contingent option, issued as of the Effective Time, which shall vest and become exercisable on the date on which the Final Closing Statement becomes binding and effective, provided that the Optionholder continues to be employed by the Company or Parent or an Affiliate through such date, to purchase shares of Parent Common Stock as described in Section 3.03(g)(ii) and Section 3.03(h)(ii) (each, a “Contingent Option”); provided that each Company Common Stock Option that is an “incentive stock option” (as defined in Section 422 of the Code) will be adjusted in accordance with the requirements of Section 424 of the Code, and each Company Common Stock Option will be adjusted in a manner that complies with Section 409A of the Code.

(b) Prior to the Effective Time, the board of directors of the Company and the board of directors of Parent will adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.05.

Section 2.06 Procedures for Issuance of Merger Consideration.

(a) Prior to the Effective Time, the Company will:

(i) mail or transmit, or will cause to be mailed or transmitted to each Stockholder, a Letter of Transmittal, which will specify the instructions for effecting the surrender for cancellation to the Company, or the Surviving Corporation, as applicable, of the certificates (or electronic equivalents) (each, a “Stock Certificate”) that, immediately prior to the Effective Time, represented all of such Stockholder’s shares of Company Common Stock, or an affidavit of lost certificate in lieu thereof; and

(ii) prepare the notices required by Section 228(e) and 262 of the DGCL, if any, and, to the extent required by the DGCL, an information statement prepared in accordance with the DGCL and applicable Law relating to the Stockholder Approval (the “Information Statement”), and cause a copy of the Information Statement to be delivered (including by email of PDF attachment) to each Stockholder of record as of the record date, which Information Statement may be part of and delivered with the Letter of Transmittal; it being understood and agreed that (A) the delivery of a duly completed and validly executed Letter of Transmittal is a condition to each Stockholder receiving any portion of the amounts to which such Stockholder would otherwise be entitled under this Agreement, (B) the terms and conditions of the Letter of Transmittal were specifically negotiated by Parent as an inducement for it to enter into this Agreement and such terms and conditions are an integral part of the terms of this Agreement and (C) the Merger Consideration is delivered in consideration of all of the covenants and obligations contained in this Agreement, including Section 3.03 and Article 10.

(b) Each Stock Certificate surrendered for cancellation to the Company or the Surviving Corporation, as applicable, will, upon such surrender, be canceled. From and after the Effective Time, the holders of Stock Certificates will cease to have any rights with respect to shares of Company Common Stock represented thereby, except as otherwise provided herein or by applicable Law, and until surrendered in accordance with the provisions of this Section 2.06, any Stock Certificate (other than Stock Certificates representing shares of Company Common Stock to be canceled pursuant to Section 2.04b) and Dissenting Shares) will be deemed, at any time after the Effective Time, to represent only the right to receive consideration with respect to the shares of Company Common Stock formerly represented by such Stock Certificate, without interest, as contemplated herein.

(c) If payment in respect of any Stock Certificate is to be made to a Person other than the Person in whose name such Stock Certificate is registered, it will be a condition of payment that the Stock Certificate so surrendered will be properly endorsed or will otherwise be in proper form for transfer and that the Person requesting such payment will have established to the satisfaction of Parent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Stock Certificate have been paid or are not applicable.

(d) After the Closing, all issuances of shares of Parent Common Stock pursuant to Article 3 to Stockholders who have not previously delivered a Letter of Transmittal will be made upon the surrender by a Stockholder to the Surviving Corporation of a Stock Certificate (or an affidavit of lost certificate in lieu thereof), together with a properly completed and duly executed Letter of Transmittal.

(e) At the Effective Time, the stock transfer books of the Company will be closed and no transfer of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time will be made on the records of the Company.

(f) If any Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, Parent or the Surviving Corporation, as applicable, will issue in exchange for such lost, stolen or destroyed Stock Certificate, the consideration to which such Person is entitled pursuant to this Agreement; provided, however, that Parent, or the Surviving Corporation, as applicable, may, in their discretion, require the delivery of a satisfactory indemnity.

Section 2.07 Closing Deliveries of the Company. At the Closing, the Company will deliver, or cause to be delivered, to Parent the following:

(a) the Lock-Up Agreements, duly executed by the parties thereto (other than Parent);

(b) stock certificates representing the Specified Shares and accompanying stock powers duly executed by De Brouwer, evidencing the transfer of the Specified Shares to Parent;

(c) a certificate by the Secretary or any Assistant Secretary of the Company, dated as of the Closing Date, as to (i) the good standing of the Company in its jurisdiction of incorporation or organization and in each other jurisdiction where the Company is qualified to do business and (ii) the effectiveness of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company;

(d) evidence of termination of all Related Party Agreements and payment of all Affiliate Loans in accordance with Section 7.05 and in form and substance satisfactory to Parent;

(e) the Closing Merger Consideration Statement and the Closing Date Payment Statement;

(f) the Organizational Documents, record books, stock certificates and minute books of the Company;

(g) a statement and notice from the Company meeting the requirements of Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h), certifying that shares of Company Common Stock are not U.S. real property interests within the meaning of Section 897 of the Code;

(h) the De Brouwer Note, duly executed by De Brouwer;

(i) the consents from the Persons listed on items 4, 5 and 6 of Section 5.03 of the Company Disclosure Letter; and

(j) any other document required to be delivered by the Company or the Company at the Closing pursuant to this Agreement.

Article 3
Merger Consideration

Section 3.01 Closing Merger Consideration.

(a) On or before the date that is three Business Days prior to the anticipated Closing Date, the Company will prepare and deliver to Parent a statement (the “Closing Merger Consideration Statement”), setting forth (a) the Estimated Net Working Capital, (b) the Estimated Indebtedness, (c) the Estimated Transaction Expenses, (d) the Estimated Cash and (e) the resulting calculation of the Merger Consideration as of the Closing Date (such calculation, the “Closing Merger Consideration”). The Closing Merger Consideration Statement will be accompanied by a certificate of the Chief Financial Officer of the Company stating that the Closing Merger Consideration Statement has been prepared in accordance with this Agreement, including the Calculation Principles. The Payoff Letters and the Transaction Expense Invoices will be attached to the Closing Merger Consideration Statement. Concurrently with the delivery of the Closing Merger Consideration Statement, the Company will provide to Parent detailed data and schedules supporting the determination of each calculation set forth therein (including supporting detail for each component item of the Estimated Net Working Capital). Prior to the Closing, the Company will consider in good faith any of Parent’s comments to the Closing Merger Consideration Statement and make such reasonable modifications that are necessary to ensure conformity with the Agreement.

(b) On or before the date that is five Business Days prior to the anticipated Closing Date, the Company will prepare and deliver to Parent a statement (the “Closing Date Payment Statement”), which sets forth, in each case, as of immediately preceding the Closing (i) the name, mailing address and, if known, e-mail address of each Stockholder and holder of Company Common Stock Options, (ii) the number of shares of Company Common Stock owned of record by each such Stockholder, (iii) the number of shares of Parent Common Stock to be issued to each Stockholder pursuant to Section 3.02b), (iv) the Closing Merger Consideration Per Share, (v) with respect to each Company Common Stock Option, (A) the number of shares of Company Common Stock that were subject to such Company Common Stock Option immediately prior to the Effective Time, (B) the exercise price per share of Company Common Stock at which such Company Common Stock Option was exercisable immediately prior to the Effective Time and (C) the per-share exercise price with respect to each Assumed Option, (vi) the Fully Diluted Number (broken out by Company Common Stock and Company Common Stock Options), and (vii) Bonus Cash, if any, together with a list of each recipient of Bonus Cash and the amount payable to each such recipient.

Section 3.02 Closing Payments. On the Closing Date, Parent will:

(a) pay to De Brouwer, to such account specified to Parent by De Brouwer at least two Business Days prior to the Closing Date, the Specified Cash Amount minus the Specified Note Amount; upon such payment, Parent will be fully released and discharged of any Liability with respect to the payment of the Specified Cash Amount, other than Parent’s obligations under the Specified Note Amount. Parent will not be fully released and discharged of any Liability with respect to the payment of the Specified Note Amount until such note is paid in full;

(b) issue to each Stockholder (excluding holders of Dissenting Shares), pursuant to an annotation in Parent’s stock ledger, in accordance with the Closing Date Payment Statement, to the account designated by each such Stockholder in its respective Letter of Transmittal, with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time for which a Stock Certificate (or an affidavit of lost certificate in lieu thereof) and the related Letter of Transmittal has been properly surrendered to the Company as specified therein at least two Business Days prior to the Closing Date, unregistered shares of Parent Common Stock equal to (i) the Closing Merger Consideration Per Share, multiplied by (ii) the number of shares of Company Common Stock formerly represented by such Stock Certificate (or an affidavit of lost certificate in lieu thereof);

(c) on behalf of the Company, pay to such account or accounts set forth in the Payoff Letters, the Funded Indebtedness; and

(d) on behalf of the Company, pay to such account or accounts set forth in the Transaction Expense Invoices the Funded Transaction Expenses.

Section 3.03 Post-Closing Adjustment.

(a) On the date that is on or before 90 days following the Closing Date, Parent will prepare and deliver a statement (the “Post-Closing Statement”), setting forth Parent’s good faith calculation of (i) Net Working Capital as of the Benchmark Time (the “Preliminary Net Working Capital”), (ii) Indebtedness as of immediately prior to the Closing (the “Preliminary Indebtedness”), (iii) Transaction Expenses as of immediately prior to the Closing (the “Preliminary Transaction Expenses”), (iv) Cash as of immediately prior to the Closing (the “Preliminary Cash”), and (v) the resulting calculation of the Merger Consideration (such calculation the “Preliminary Merger Consideration Amount”).

(b) Upon receipt of the Post-Closing Statement, the Stockholders’ Agent will have 30 days (the “Review Period”) to review such Post-Closing Statement and related computations of the Preliminary Net Working Capital, the Preliminary Indebtedness, the Preliminary Transaction Expenses, the Preliminary Cash and the Preliminary Merger Consideration Amount. Parent shall provide the Stockholders’ Agent and its representatives reasonable access at reasonable times and upon reasonable notice to the records, personnel and (subject to the execution of customary work paper access letters if requested) auditors to the extent relating to the preparation of the Post-Closing Statement and shall cause its personnel to reasonably cooperate with the Stockholders’ Agent in connection with its review of the Post-Closing Statement. If the Stockholders’ Agent has accepted such Post-Closing Statement in writing or has not given written notice to Parent setting forth any objection of the Stockholders’ Agent to such Post-Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement will be final and binding upon the Parties, and will be deemed the Final Closing Statement for purposes of Section 3.03d). Any Statement of Objections given by the Stockholders’ Agent will specify in reasonable detail each item that the Stockholders’ Agent disputes, the amount in dispute and the reasons supporting the position of the Stockholders’ Agent.

(c) In the event that the Stockholders’ Agent delivers a Statement of Objections during the Review Period, Parent and the Stockholders’ Agent will negotiate in good faith to resolve any such objection within 30 days following the receipt by Parent of the Statement of Objections (the “Consultation Period”). If the Stockholders’ Agent and Parent are unable to reach an agreement as to any such objections within the Consultation Period, then either Party may submit such matter to an independent accounting firm that is reasonably acceptable to Parent and the Stockholders’ Agent (in either case, such accountant, the “Settlement Accountant”) (provided that if Parent and the Stockholders’ Agent cannot agree on an accountant within 30 days of receipt by a Party of a Statement of Objections, then the JAMS will appoint the Settlement Accountant) for resolution of the remaining disputed matters. The Settlement Accountant will act as an expert and will only consider those items that are identified on the Statement of Objections as in dispute unless otherwise agreed during the Consultation Period. The Settlement Accountant’s determination will be consistent with the definitions of Net Working Capital, Indebtedness, Transaction Expenses and Cash contained in this Agreement. Each of the Stockholders’ Agent and Parent will use its commercially reasonable efforts to cause the Settlement Accountant to resolve all disagreements as soon as practicable and in any event within 20 days after the submission of any dispute to the Settlement Accountant. The Settlement Accountant’s determination will be made solely in accordance with the terms and procedures set forth in this Agreement, including the Calculation Principles, and based solely on the submissions and supporting materials provided by Parent and the Stockholders’ Agent in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Settlement Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The resolution of the dispute by the Settlement Accountant will be final, binding and non-appealable on the Parties. The costs and expenses of the Settlement Accountant will be borne by Parent in the proportion that the aggregate dollar amount of the items that are successfully disputed by the Stockholders’ Agent (as finally determined by the Settlement Accountant) bears to the aggregate dollar amount of the items submitted to the Settlement Accountant and by the Stockholders’ Agent in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Stockholders’ Agent (as finally determined by the Settlement Accountant) bears to the aggregate dollar amount of the items submitted to the Settlement Accountant.

(d) The Post-Closing Statement (i) that has become final and binding pursuant to Section 3.03b) or Section 3.03c) or (ii) as determined by the Settlement Accountant is referred to in this Agreement as the “Final Closing Statement”, and (A) the Net Working Capital set forth on such Final Closing Statement will be deemed the final Net Working Capital, (B) the Indebtedness set forth on such Final Closing Statement will be deemed the final Indebtedness, (C) the Transaction Expenses set forth on such Final Closing Statement will be deemed the final Transaction Expenses, (D) the Cash set forth on such Final Closing Statement will be deemed the final Cash, and (E) the Merger Consideration set forth on such Final Closing Statement will be deemed the final Merger Consideration (the “Final Merger Consideration”).

(e) In the event that the Final Merger Consideration is greater than the Closing Merger Consideration (such excess, the “Final Overage”), Parent will issue unregistered shares of Parent Common Stock pursuant to Section 3.03g). To extent that Parent is unable issue additional shares for any reason, Parent will pay an equivalent amount in cash. Upon such issuance or payment, Parent will be fully released and discharged of any obligation with respect to payment of the Final Overage.

(f) In the event that the Closing Merger Consideration is greater than the Final Merger Consideration (such excess, the “Final Underage”), then (i) Parent will retain a portion of the Adjustment Cash Equivalent Amount (represented by the equivalent number of shares of Parent Common Stock) equal to the Final Underage and have no obligation to issue shares of Parent Common Stock in respect therefor; to the extent the Adjustment Cash Equivalent Amount is less than the Final Underage, then, at the sole election of Parent, (A) Parent may deduct from or offset against any Parent Common Stock owned by any Stockholder (including by decreasing the amount of Parent Common Stock owned by such Stockholder or offsetting against any dividends or distributions owed to such Stockholder in connection with its ownership of Parent Common Stock) in an amount equal to the difference between the Final Underage and the Adjustment Cash Equivalent Amount (for purposes of the foregoing clause (A), Parent Common Stock will be valued at the Per Share Price), or (B) Parent may retain a portion of the Indemnity Cash Equivalent Amount equal to the difference between the Final Underage and the Indemnity Cash Equivalent Amount and not have obligation to issue shares of Parent Common Stock in respect therefor pursuant to Section 10.08 and (ii) if the Adjustment Cash Equivalent Amount is greater than the Final Underage, then Parent will issue shares of Parent Common Stock pursuant to Section 3.03h).

(g) In the event there is a Final Overage, then:

(i) Parent will issue to each Stockholder (excluding holders of Dissenting Shares), pursuant to an annotation in Parent’s stock ledger, in accordance with the Closing Date Payment Statement, to the account designated by each such Stockholder in its respective Letter of Transmittal, with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time for which a Stock Certificate (or an affidavit of lost certificate in lieu thereof) and the related Letter of Transmittal has been properly surrendered to the Company as specified therein, an amount of unregistered shares of Parent Common Stock equal to (A) the sum of (1) the Final Overage Per Share, if any, plus (2) the Adjustment Release Amount Per Share, if any, multiplied by (B) the number of shares of Company Common Stock formerly represented by such Stock Certificate (or an affidavit of lost certificate in lieu thereof), divided by (C) the Per Share Price; and

(ii) Parent will issue to each Optionholder a Contingent Option, pursuant to an annotation in Parent’s stock ledger, an option to purchase shares of Parent Common Stock, with the number of shares of Parent Common Stock, rounded down to the nearest whole number of shares, subject to such Contingent Option equal to (A) the sum of (1) the Final Overage Per Share, if any, plus (2) the Adjustment Release Amount Per Share, if any, multiplied by (B) the number of shares of Company Common Stock that were subject to such Company Common Stock Option immediately prior to the Effective Time, divided by (C) the Per Share Price; and the per-share exercise price, rounded up to the nearest whole cent, equal to the quotient of (y) the exercise price per share of Company Common Stock at which such Company Common Stock Option was exercisable immediately prior to the Effective Time, divided by (z) the sum of the Final Overage Per Share, if any, and the Adjustment Release Amount Per Share.

(h) In the event there is a Final Underage and the Adjustment Cash Equivalent Amount is greater than the Final Underage, then:

(i) Parent will issue to each Stockholder (excluding holders of Dissenting Shares), pursuant to an annotation in Parent’s stock ledger, in accordance with the Closing Date Payment Statement, to the account designated by each such Stockholder in its respective Letter of Transmittal, with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time for which a Stock Certificate (or an affidavit of lost certificate in lieu thereof) and the related Letter of Transmittal has been properly surrendered to the Company as specified therein, an amount of unregistered shares of Parent Common Stock equal to (A) the difference of (1) the Adjustment Release Amount Per Share, if any, minus (2) the Final Underage Per Share, if any, multiplied by (B) the number of shares of Company Common Stock formerly represented by such Stock Certificate (or an affidavit of lost certificate in lieu thereof), divided by (C) the Per Share Price; and

(ii) Parent will issue to each Optionholder a Contingent Option, pursuant to an annotation in Parent’s stock ledger, to purchase shares of Parent Common Stock, with the number of shares of Parent Common Stock, rounded down to the nearest whole number of shares, subject to such Contingent Option equal to (A) the difference of (1) the Adjustment Release Amount Per Share, if any, minus (2) the Final Underage Per Share, if any, multiplied by (B) the number of shares of Company Common Stock that were subject to such Company Common Stock Option immediately prior to the Effective Time, divided by (C) the Per Share Price; and the per-share exercise price, rounded up to the nearest whole cent, equal to the quotient of (y) the exercise price per share of Company Common Stock at which such Company Common Stock Option was exercisable immediately prior to the Effective Time, divided by (z) the excess of the Adjustment Release Amount Per Share, if any, over the Final Underage Per Share, if any.

(i) The Parties agree that any adjustment as determined pursuant to this Section 3.03 will be treated as an adjustment to the Merger Consideration for Tax purposes, except as otherwise required by Law.

Section 3.04 Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Stockholders’ Agent and Parent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of any Law. Written notice of the intention to withhold (other than in respect of amounts treated as compensation and any withholding required under section 1445 of the Code if the Company fails to comply with Section 2.07g)) shall be provided at least three (3) Business Days prior to any such withholding. To the extent that amounts are so deducted or withheld and remitted to the appropriate Tax Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article 4
Individual Representations and Warranties of De Brouwer

Subject to Section 12.04, except as set forth in the Company Disclosure Letter, De Brouwer represents and warrants to Parent, Merger Sub I and Merger Sub II as of the date of this Agreement and as of the Closing Date that:

Section 4.01 Authority. De Brouwer has all necessary power and authority to enter into and perform his obligations under this Agreement and the Transaction Documents to which he is a party and to consummate the Transactions. The execution, delivery and performance by De Brouwer of this Agreement and any Transaction Document to which he is a party and the consummation by De Brouwer has been duly authorized by all requisite action on the part of De Brouwer and no other proceedings on the part of De Brouwer is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Mergers and the other Transactions. This Agreement and each Transaction Document has been duly executed and delivered by De Brouwer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement and each Transaction Document constitutes a legal, valid and binding obligation of De Brouwer enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, fraudulent conveyance, insolvency or similar Laws affecting the enforcement of creditor's rights generally or by general principles of equity (whether considered at law or in equity) (the “Enforceability Exception”).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by De Brouwer of this Agreement and the Transaction Documents to which he is a party, and the consummation of the Transactions, including the Mergers, in accordance with the terms of the Agreement and Transaction Documents do not and will not: (a) result in a violation or breach of any provision of any Law applicable to De Brouwer; (b) require the consent, notice or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of De Brouwer or to a loss of any benefit to which De Brouwer is entitled under any provision of any Contract or other instrument binding upon De Brouwer; or (c) result in the creation or imposition of any Encumbrance on any asset of De Brouwer. Other than the approval of the Transactions as required under the HSR Act, no Approval from, or notice to, any Governmental Authority is required by or with respect to De Brouwer in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions.

Section 4.03 Ownership of Equity. De Brouwer has good and valid title to and beneficial ownership of the number of Equity Interests set forth next to his name on Section 5.04b) of the Company Disclosure Letter, and such Equity Interests are (a) validly issued, fully paid, and nonassessable, and (b) free and clear of all Encumbrances. Other than the Equity Interests listed on Section 5.04b) of the Company Disclosure Letter, De Brouwer owns no other Equity Interests of the Company.

Section 4.04 Legal Proceedings; Orders. There are no, and since December 31, 2017 there have not been any, Actions pending or, to the Knowledge of De Brouwer, threatened against or by De Brouwer that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against De Brouwer that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

Section 4.05 Amounts Owed to De Brouwer. The Company does not owe and is not obligated to pay De Brouwer any amount, except for salary, employee benefits and bonuses, accrued prior to the Closing in the Ordinary Course.

Section 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.07 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4 (including the related portions of the Company Disclosure Letter), De Brouwer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of De Brouwer.

Article 5
Representations and Warranties of the Company

Subject to Section 12.04, except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent, Merger Sub I and Merger Sub II as of the date of this Agreement and as of the Closing Date that:

Section 5.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Section 5.01 of the Company Disclosure Letter sets forth each jurisdiction in which the Company is licensed or qualified to do business. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Section 5.01 of the Company Disclosure Letter sets forth each director and officer of Company. The Company has made available to Parent copies of the Organizational Documents of the Company as currently in effect and the record books with respect to material actions taken by their stockholders since December 31, 2017.

Section 5.02 Authority.

(a) Except as set forth in Section 5.02a) of the Company Disclosure Letter, the Company has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and, subject to, adoption of this Agreement by the Requisite Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and any Transaction Document to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Mergers and the other Transactions, subject only to the receipt of the Requisite Vote. The Requisite Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Transaction Documents, approve the Mergers and consummate the Mergers and the other Transactions. This Agreement and each Transaction Document has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement and each Transaction Document constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Exception.

(b) The Company Board, by resolution duly adopted at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the Transactions, including the Mergers, are in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Transactions, including the Mergers, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of the Stockholders.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party, and the consummation of the Transactions, including the Mergers, in accordance with the terms of the Agreement and Transaction Documents do not and will not: (a) result in a violation or breach of, any provision of the Organizational Documents of the Company; (b) subject to, in the case of the Mergers, obtaining the Requisite Vote, result in a violation or breach of any provision of any Law or Order applicable to the Company; (c) except as set forth in Section 5.03 of the Company Disclosure Letter, require the consent, notice or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any Contract or other instrument binding upon the Company; or (d) result in the creation or imposition of any Encumbrance on any asset of the Company, except in the cases of clause (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not be material to the Company. Other than the approval of the Transactions as required under the HSR Act, no consent, Approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, except for the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of Delaware.

Section 5.04 Capitalization.

(a) The authorized capital stock of the Company consists of 22,860,678 shares of common stock, par value $0.0001 per share. 7,360,678 shares of authorized Company Common Stock are designated as Class A Common Stock, and 15,500,000 shares of authorized Company Common Stock are designated as Class B Common Stock. As of the date hereof, 7,360,678 shares of Class A Common Stock and 991,274 shares of Class B Common Stock are issued and outstanding.

(b) Section 5.04b) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of (i) all holders of record of the Company Common Stock, including the number, type and class/series of such the Company Common Stock owned by each Person and any vesting or any restrictions as to which any shares of the Company Common Stock are subject, if any; (ii) all holders of outstanding Company Common Stock Options, including the number of shares of Company Common Stock subject to each such Company Common Stock Option, the grant date, the exercise price, and the vesting schedule for such Company Common Stock Option, and whether the Company Common Stock Option is an incentive stock option pursuant to Section 422 of the Code; and (iii) all holders of any other Equity Interests in the Company, including any SAFEs, including the number and type of Equity Interests owned by each Person. Except for the Company Common Stock Options listed in Section 5.04b) of the Company Disclosure Letter, the Company has not granted or undertaken to grant to any current or former Company Employee or other Service Provider any restricted stock, restricted stock unit, stock appreciation right, phantom equity, other compensatory Equity Interest or any other equity or equity-based incentive award.

(c) All outstanding shares of the Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued (i) duly authorized, validly issued, fully paid and nonassessable; (ii) not subject to any preemptive rights created by statute, any Organizational Document or any Contract to which the Company is a party in each case that has not been validly waived; (iii) not issued in violation of the Securities Act, any state “blue sky” or securities laws and any other similar applicable Law; and (iv) free of any Encumbrances.

(d) Each Company Common Stock Option was granted in compliance with all applicable Laws and all of the terms and conditions of the 2016 Stock Plan and award agreement pursuant to which it was issued, if any, and has an exercise price that is equal to or greater than the fair market value, as determined pursuant to Section 409A of the Code and the regulations thereunder, of the underlying Company Common Stock as of the date of grant. The assumption of the Company Common Stock Options as contemplated by Section 2.05 does not violate applicable Law and is in accordance with the terms of the 2016 Stock Plan and of any award agreement or other Contract relating thereto to which the Company is a party or by which it is bound. All of the SAFEs have been converted into shares of Class A Common Stock in compliance with all applicable Laws and all of the terms and conditions of each of the SAFEs.

(e) Except as set forth in Section 5.04e) of the Company Disclosure Letter and except for rights granted to Parent, Merger Sub I and Merger Sub II under this Agreement, there are no options, warrants, puts, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, additional shares of capital stock or any other security of (including any security convertible into or exercisable for or exchangeable into any capital stock or other security of) the Company (whether or not such security has voting rights); (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, put, call, right, security, commitment, Contract, arrangement or undertaking; or (iii) entitling any Person to any economic benefit based, directly or indirectly, upon the value or price of any of the foregoing.

(f) All distributions, dividends, repurchases and redemptions of any Equity Interests of the Company were undertaken in compliance with the applicable Organizational Documents then in effect, any Contract to which the Company then was a party and in compliance with applicable Law.

(g) All stock certificates representing issued and outstanding shares of Company Common Stock have been issued to their respective holders in electronic (versus paper) form.

(h) There are no (i) Equity Interests of the Company that are held as treasury shares, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Common Stock, (iii) dividends that have accrued or been declared but are unpaid on the Company Common Stock or (iv) voting Contracts or other Contracts relating to the management of the Company.

(i) The Company has never purchased, redeemed or otherwise acquired any Equity Interests of the Company. There have been no non-cash dividends or non-cash distributions made by the Company. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any Equity Interests of the Company or any entity that has been merged into the Company has given rise to any Action by any Person that is enforceable against the Company. Section 5.04i) of the Company Disclosure Letter sets forth a complete and accurate list of all redemptions or transfers of Equity Interests of the Company since the Balance Sheet Date.

(j) Section 5.04j) of the Company Disclosure Letter sets forth a complete and accurate list (including amount) of all Indebtedness. Immediately following the Closing, the Company will not have any outstanding Funded Indebtedness.

Section 5.05 Subsidiaries; Affiliated Entities. The Company does not have, and has never had, any subsidiaries, and the Company does not, directly or indirectly, own any Equity Interest in any other Person and does not control the business or affairs of any other Person.

Section 5.06 Financial Statements.

(a) Complete copies of the Company's audited financial statements (including a consolidated balance sheet and the related statements of income and cash flow) for the fiscal years ending December 31, 2019, July 31, 2018 and July 31, 2017 (the “Audited Financial Statements”), and unaudited consolidated financial statements (including a consolidated balance sheet and the related statements of income and cash flow) as of the fiscal year ending December 31, 2020 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached to Section 5.06a) of the Company Disclosure Letter. The Financial Statements have been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year end adjustments and, in the case of any unaudited Financial Statements, the absence of notes. The Financial Statements fairly present, in conformity with GAAP applied on a consistent basis, in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company and its subsidiaries for the periods indicated. The balance sheet dated as of December 31, 2020 included in the Financial Statements is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b) The Company has established and maintain internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and to include those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP on a consistent basis, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would reasonably be expected to have a material effect on the consolidated financial statements of the Company.

Section 5.07 Undisclosed Liabilities. The Company does not have any material Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the Ordinary Course since the Balance Sheet Date and which are not material in amount, and (c) executory obligations under Contracts (none of which arise from a breach thereof or are of a type required to be reflected in financial statements prepared in accordance with GAAP).

Section 5.08 Absence of Certain Changes, Events and Conditions.

(a) Since the Balance Sheet Date, (i) the Business has been conducted in the Ordinary Course and (ii) there has not been a Material Adverse Effect.

(b) From the Balance Sheet Date until the date of this Agreement, there has not been any action taken by the Company that, if taken during the period from the date of this Agreement through the Closing Date without Parent’s consent, would constitute a breach of Section 7.01.

Section 5.09 Material Contracts.

(a) Section 5.09(a) of the Company Disclosure Letter sets forth a categorized list of each of the following Contracts (other than with respect to Benefit Plans) to which Company is a party (such Contracts, together with the Related Party Agreements, the “Material Contracts”):

(i) each Contract involving aggregate consideration in excess of $1,000,000 and which, in each case, cannot be canceled by the Company without penalty or without more than 30 days’ notice and any Contract with a Top Customer or Top Supplier;

(ii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iii) any lease or sublease with respect to Real Property, in each case under which Company is either lessor or lessee;

(iv) any lease with respect to personal property involving payments by or to the Company in excess of more than $100,000 on an annual basis, in each case under which the Company is either lessor or lessee;

(v) all Employment Agreements and all Contracts with independent contractors or consultants (or similar arrangements) that are for a fixed period of time or with a fixed severance agreement or which are not cancellable without material penalty or without more than 30 days’ notice;

(vi) all Company IP Agreements, excluding (A) licenses for Open Source Software or Off-The-Shelf Software, and (B) non-exclusive licenses of Intellectual Property granted by the Company to its customers in the Ordinary Course that do not permit further resale or distribution;

(vii) all Contracts evidencing any Indebtedness (including guarantees) or that grants an Encumbrance on the assets of the Company;

(viii) all Contracts with, or relating to any grant, incentive or benefit from, any Governmental Authority;

(ix) all Contracts that limit or purport to limit the ability of Company to (A) compete in any line of business or with any Person or in any geographic area or during any period of time; (B) compete with, or solicit any customer of, any other Person; (C) to acquire any product or other asset or any services from any other Person; (D) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (E) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; or (F) to perform services for any other Person;

(x) any Contracts that provide for any joint venture, partnership or similar arrangement;

(xi) all Collective Bargaining Agreements, and all Contracts with any temporary agency, leasing agency, labor contractor or professional employer organization;

(xii) any option, license, franchise or similar Contract;

(xiii) any agency, distributor, dealer, sales representative, marketing or other similar Contract;

(xiv) any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement, at the Closing or otherwise in connection with the Transactions;

(xv) any Contract relating to any settlement, compromise or other resolution of any investigation, audit, litigation, claim or other action (including any cease and desist letters, offers to license or indemnification requests) relating to Intellectual Property;

(xvi) any Contract providing (A) for the indemnification or holding harmless of any officer, director, employee or other Person, other than in the Ordinary Course or (B) an ongoing retention or severance obligation of the Company to any current or former employee or that contains any change of control or similar provisions in respect of any current or former employee of the Company; and

(xvii) (A) any other Contract not made in the Ordinary Course that is material to the Company, taken as a whole or (B) any Contract with a counterparty located outside the U.S.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect (except as may be limited by the Enforceability Exception) and represents the entire agreement between the parties thereto with respect to the subject matter of such Material Contract. Neither Company nor, to the Knowledge of the Company, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under) or has provided or received any written notice of any intention to terminate or not renew, any Material Contract. No event or Circumstance has occurred with respect to the Company or, to the Knowledge of the Company, any other Person, that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto, and waivers thereunder, that are in effect as of the date hereof) have been made available to Parent.

Section 5.10 Title to Assets; Sufficiency.

(a) The Company has good and valid title to, or a valid leasehold interest in, all material assets reflected in the Financial Statements as required by GAAP or acquired after the Balance Sheet Date, other than assets sold or otherwise disposed of in the Ordinary Course since the Balance Sheet Date. All such assets are free and clear of Encumbrances except for Permitted Encumbrances. The property and assets of the Company constitute all of the assets necessary to conduct the operations of the Business in the Ordinary Course and the property and assets of the Company immediately following the Closing will constitute all of the assets necessary to conduct the operations of the Business in the Ordinary Course.

(b) All equipment and other items of tangible personal property and assets of the Company (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course and (iii) conform to all Laws. No Person other than the Company owns any equipment or other tangible personal property or assets situated on the premises of the Company, except for the leased items that are subject to personal property leases. Section 5.10(b) of the Company Disclosure Letter sets forth a complete and accurate list and general description of each item of tangible personal property of the Company (including leased personal property) having a book value of more than $75,000.

Section 5.11 Real Property.

(a) The Company does not own, and has never owned, any real property.

(b) Section 5.11b) of the Company Disclosure Letter sets forth a true and complete list and description of the Leased Real Property, including the street address of the subject Leased Real Property, the date of the lease, sublease, license or other occupancy right (the “Leases”) and the name of the parties thereto. Except as set forth in Section 5.11b) of the Company Disclosure Letter, there are no leases, contracts, options, agreements or enforceable rights or obligations relating to or affecting the Leased Real Property to which the Company is a party or, to the Knowledge of the Company, by which the Leased Real Property is otherwise bound or affected.

(c) The Company holds valid leasehold or subleasehold interests in its Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. Each Lease is legal, valid, binding, enforceable and in full force and effect. The Company has delivered to Parent complete and accurate copies of (i) all Leases relating to the Leased Real Property, and in the case of any oral Lease, a summary of the material terms of such Lease, and (ii) all title reports, surveys and title policies in the possession or control of the Company with respect to the Leased Real Property. The Company is not in breach or default under such Lease, and no event has occurred or Circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease. The Company’s possession and quiet enjoyment of its Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease. With respect to each such Lease, the Company has not exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such Lease. The rental rate set forth in each Lease of the Leased Real Property is the actual rental rate being paid, and there are no separate agreements or understandings with respect thereto. Each Lease grants the tenant or subtenant under the Lease the exclusive right to use and occupy the demised premises thereunder.

(d) To the Knowledge of the Company, no portion of the Real Property, or any building or improvement located thereon, violates any Law, including any Law relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. Except for the Permitted Encumbrances, no Real Property is subject to (i) any decree or order of any Governmental Authority (or, to the Knowledge of the Company, threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(e) The improvements and fixtures on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Company, threatened against any of the Real Property or any improvement thereon. The Real Property constitutes all of the real property utilized by the Company in the operation of the Business.

(f) The Real Property currently has access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the businesses of the Company as conducted prior to the date of this Agreement.

Section 5.12 Intellectual Property; Data; Computer Systems.

(a) Section 5.12a) of the Company Disclosure Letter lists all Company IP Registrations, together with each applicable jurisdiction, filing/issuance date, filing/issuance number and current recorded owner.

(b) All required filings, documents, recordations and registration, maintenance and renewal fees related to Company IP Registrations currently due or that fall due within the Closing Date have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company IP Registrations and recording the Company’s ownership interests therein, and all Company IP Registrations are otherwise in good standing (or, in the case of applications, applied for).

(c) The Company, to its Knowledge, has provided or made available to Parent true and complete copies of material file histories, assignments, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(d) The Company is the sole and exclusive legal and beneficial owner of the Company-Owned Intellectual Property and has the valid right and license to use the Company Licensed Intellectual Property sufficient for the conduct of the Business as currently conducted, free and clear of Encumbrances, other than Permitted Encumbrances and, in the case of the Company Licensed Intellectual Property, subject to the terms and conditions of the applicable Contract under which it is provided.

(e) With respect to the Company IP Registrations, the Company maintains the registrations, grants and certificates issued in each jurisdiction identified in Section 5.12e) of the Company Disclosure Letter. The Company has taken all actions reasonably necessary and required to maintain, preserve, enforce, and protect the Company-Owned Intellectual Property and the Company Exclusively Licensed Intellectual Property, including all trade secrets and confidential information of the Company and all source code for proprietary software of the Company.

(f) The Company has valid and enforceable written licenses to the Company Licensed Intellectual Property, in each instance, subject to the terms of the Company IP Agreements governing the Company Licensed Intellectual Property.

(g) The Company has entered into binding (but subject to the Enforceability Exceptions) written agreements with each of its current and former employees, and with every current and former consultant or other independent contractor involved in the creation or development of any Intellectual Property, whereby such employees, consultants and other independent contractors assign to the Company any assignable ownership interest and right they may have in such Intellectual Property. The Company has, to its Knowledge, provided or made available to Parent true and complete copies of all such agreements or the form thereof. To the Knowledge of the Company, none of the employees, consultants or other independent contractors are in breach of such agreements. No current or former employee of or consultant or other independent contractor of the Company has excluded works or inventions made prior to his or her employment or contractual relationship with the Company from his or her assignment of inventions pursuant to such employee’s or consultant's or other independent contractor's invention assignment agreement with the Company.

(h) The consummation of the Transactions will not, by reason of Contracts to which the Company is a party, directly cause in the loss or impairment, or payment of any additional amounts with respect to, the Company's right to any Company Intellectual Property.

(i) Following the Closing, the Company will be permitted to exercise all rights with respect to all Company Intellectual Property, to the same extent would have been able had the Transactions not occurred and without the payment of any consideration, undertaking any additional obligations or foregoing any rights, in each case, as a direct result of the Transactions. Following the Closing, all Company-Owned Intellectual Property will be fully transferable, alienable or licensable by the Company without restriction, consent or permission (but subject always to applicable export control and other Laws) and without additional payment of any kind to any third party, undertaking any additional obligations or foregoing any rights, in each case as a direct result of the Transactions.

(j) The Company’s rights in the Company-Owned Intellectual Property are subsisting (or, in the case of applications, applied for), valid and enforceable (assuming registration where required for enforcement).

(k) The Company has taken commercially reasonable measure to protect the trade secrets and confidential information owned by the Company with respect to which the Company wishes to maintain as confidential and that is not otherwise disclosed by the Company’s published patents or patent applications. The Company has executed written agreements with all of their current and former employees, consultants and other independent contractors who have received any trade secrets or confidential information of the Company, including source code for the proprietary software of the Company, pursuant to which such Persons have agreed to hold the trade secrets and confidential information of the Company in confidence. To the Knowledge of the Company, no employee, consultant or independent contractor of the Company is in breach of any non-disclosure or confidentiality agreement, covenant or obligation. To the Knowledge of the Company, except for disclosures made under non-disclosure agreements entered into the Company in the Ordinary Course, no trade secrets, confidential information or other confidential proprietary rights of the Company have been disclosed to any third party other than the Company’s employees, consultants and contractors under agreements in the course of their work for the Company.

(l) The conduct of the Business, including (i) the design, development, reproduction, marketing, licensing, sale, offer for sale, delivery, distribution, provision and/or use of any product or services of the Company and (ii) the Company’s use of any product, service, device or process used in the business of the Company, as previously conducted and currently conducted, as well as all prior and current products, processes and services of the Company have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person.

(m) To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company-Owned Intellectual Property or Company Exclusively Licensed Intellectual Property. No threat, notice, demand or other communication to that effect has been made by the Company in writing against any Person.

(n) The Company has not granted any license, covenant not to sue, or other right to any other Person with respect to the Company-Owned Intellectual Property or the Company Exclusively Licensed Intellectual Property except for non-exclusive licenses granted by the Company to its customers in the Ordinary Course. The Company has not received in writing an offer for the Company to take a license or receive a forbearance with respect to the alleged infringement of the Intellectual Property of any Person.

(o) To the Knowledge of the Company, the Company Intellectual Property constitutes all of the Intellectual Property that is necessary and sufficient for the Company’s business and operations as currently conducted and as proposed to be conducted.

(p) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company-Owned Intellectual Property or the Company Exclusively Licensed Intellectual Property, and, to the Knowledge of the Company, no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to any such Company-Owned Intellectual Property or Company Exclusively Licensed Intellectual Property.

(q) There are no Actions (including any oppositions, cancellations, inter partes reviews. interferences or re-examinations other than those in the ordinary course of prosecution but excluding investigations which are unbeknownst to the Company) pending or, to the Knowledge of the Company, threatened (including written notice letters or offers in writing to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability, use or ownership of any Company-Owned Intellectual Property or Company Exclusively Licensed Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, dilution or violation by any Person of the Company-Owned Intellectual Property.

(r) The Company is not subject to any outstanding or prospective order (including any motion or petition therefor) or any other governmental prohibition or restriction under applicable Law that does or would restrict or impair the use by the Company of any Company-Owned Intellectual Property in any material respect consistent with past practices and subject to export control and other applicable Laws.

(s) The Company is and has been at all times been in compliance in all material respects with all Data Protection Laws and Standards; and any contractual obligations of the Company under Contracts to which the Company is a party concerning the collection, dissemination, storage, protection or use of Personal Data and any related notifications. The Company has at all times provided to its customers, end-users, employees, and vendors with complete, truthful and accurate notice of its privacy practices concerning the protection, collection, access, use, storage, disposal, disclosure, registration, processing, or transfer of Personal Data as required by the Data Protection Laws and Standards. Without limiting the generality of the foregoing, the Company has entered into a business associate agreement (“BAA”) with each applicable third party to the extent required by HIPAA and has posted in accordance with Data Protection Laws and Standards a privacy policy governing its use of Personal Data on its websites and websites it maintains on behalf of customers.

(t) None of the businesses, operations or activities of the Company have resulted, or continue to result, in the Company acting as a covered entity as defined in 45 C.F.R. 160.103.

(u) The Company has (i) developed, implemented, and conducted its business in material compliance with, any public privacy notices, and data security or privacy policies and procedures, (copies of which have been made available to Parent) required for compliance with applicable Data Protection Laws and Standards and any contractual obligations of the Company under Contracts to which the Company is a party concerning the collection, dissemination, storage, protection or use of Personal Data and any related notifications; (ii) maintained administrative, physical and technical safeguards designed to protect the confidentiality, security, integrity and availability of all (A) all Computer Systems and (B) Personal Data in its possession or control from loss and unauthorized use, access, alteration, destruction or disclosure; and (iii) trained its employees to follow these policies and procedures where required by applicable Law.

(v) The Company has not been subject to or received notice of any order or Action by any Governmental Authority or Person or any complaints alleging any violation of, or failure to comply with, any Data Protection Laws and Standards and any contractual obligations of the Company under Contracts to which the Company is a party concerning the collection, dissemination, storage, protection or use of Personal Data and any related notifications. To the Knowledge of the Company, no such Action is threatened against the Company.

(w) The Company has not suffered, discovered or been notified of any unauthorized acquisition, use, disclosure, impairment, deletion, destruction, intrusions to, access to, or breach of any Personal Data or Computer System that (i) constitutes a breach or a data security incident under any applicable Data Protection Laws and Standards or would trigger a notification or reporting requirement under any BAA to which it is a party, any Contract or the PCI DSS, (ii) materially compromises (individually or in the aggregate) the security or privacy of such Personal Data or Computer System, or (iii) has resulted in the destruction, damage, loss, corruption, alteration or misuse of any Personal Data or Computer System.

(x) The Company has performed a HIPAA security rule risk assessment that meets the standards set forth at 45 C.F.R. 164.306 and 164.308(a)(1)(ii)(A) and created and maintained documentation in accordance with 45 C.F.R. 164.316. The Company has addressed and remediated all material threats and deficiencies identified in such risk assessments in accordance with HIPAA.

(y) The Company has not been legally required to provide notice to any individuals, customers, third parties, or Governmental Authorities in connection with the unauthorized access to, exposure to, or use of Personal Data, nor has the Company provided any such notice.

(z) Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will violate any Data Protection Laws and Standards or the Company's privacy policy. Upon the Closing Date, the Surviving Corporation will own and continue to have the right to use all Personal Data on substantially similar terms and conditions as the Company enjoyed immediately prior to the Closing Date.

(aa) The Company has taken commercially reasonable actions designed to protect against the existence of any (i) unauthorized security or lock-out device that could materially and adversely affect its Computer Systems, and (ii) any computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably would be expected to materially and adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by the Company of any of its Computer Systems. The Company’s software does not contain any Malicious Instructions or harmful software routine or hardware component designed to permit unauthorized access to, or to maliciously disable or otherwise harm, any computer, system, or software.

(bb) The Company lawfully owns, leases or licenses all Computer Systems that are used in the operations of the Company’s business and the Computer Systems are reasonably sufficient for its business. To the Company’s Knowledge, no Computer System has experienced any failure, breakdown, defect, bug, continued substandard performance, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction in the past five years that has caused any material disruption or interruption in or to the use of any Computer System or to the business of the Company. There are no defects in any of the software included in the Company-Owned Intellectual Property or Company Exclusively Licensed Intellectual Property that would prevent such software from performing substantially in accordance with its specifications and internal documentation. The Computer Systems operate and perform substantially in accordance with their specifications and otherwise in a manner that permits the Company to conduct its business as currently conducted. The Company has taken commercially reasonable actions, in accordance with normal industry practice, to protect the integrity and security of the Computer System (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. There has been no unauthorized use, access, interruption, modification or corruption of any of the Computer Systems (or any information or transactions stored or contained therein or transmitted thereby). The Company has implemented and maintained commercially reasonable disaster recovery and business continuity plans.

(cc) Section 5.12cc) of the Company Disclosure Letter lists and describes all Open Source Software (including release number, if any) that the Company has incorporated into the Company’s commercially available products and services along with (i) the applicable Open Source Software license (including version number, if any) under which the Company uses such Open Source Software, (ii) whether such Open Source Software has been modified by or for the Company (including a description of such modifications, if any), and (iii) whether such Open Source Software has been distributed or conveyed by or for the Company.

(dd) No proprietary portion of any commercially available Company product or service is subject to any Open Source Software licenses that: (i) require its disclosure or distribution in source code form; (ii) require the licensing thereof for the purpose of making derivative works; (iii) impose any restriction on the consideration to be charged for the distribution thereof; or (iv) create, or purport to create, obligations for the Company with respect to Company-Owned Intellectual Property or Company Exclusively Licensed Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property or Company Exclusively Licensed Intellectual Property.

(ee) With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in material compliance with all applicable licenses with respect thereto, including attribution and copyright notice requirements.

(ff) None of the source code comprising Company-Owned Intellectual Property or Company Exclusively Licensed Intellectual Property has been or is required to be (or, upon the occurrence of certain events will be required to be) delivered, licensed or disclosed to any Person (including any escrow agent) who is or was not at the time of delivery, licensing or disclosure a current employee, consultant or other independent contractor of the Company, and except for any open source detection scans conducted in connection with the Transactions.

Section 5.13 Insurance. Section 5.13 of the Company Disclosure Letter sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, cybersecurity, fiduciary liability and other casualty and property insurance maintained by The Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and will remain in full force and effect following the consummation of the Transactions. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 5.14 Legal Proceedings; Orders. There are no, and since December 31, 2017 there have not been any, Actions pending or, to the Knowledge of the Company, threatened (a) against or by the Company or, to the Knowledge of the Company, affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or, to the Knowledge of the Company, affecting any of its properties or assets.

Section 5.15 Compliance; Permits. The Company has complied, and is now complying, with all Laws applicable to its business, properties or assets, in each case, in all material respects. All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 5.15 of the Company Disclosure Letter lists all current material Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 5.15 of the Company Disclosure Letter.

Section 5.16 Environmental Matters. The Company is, and has been, in compliance in all material respects with all applicable Environmental Laws. The Company has obtained all Approvals that are required pursuant to Environmental Laws for the occupation of the Leased Real Property and the operation of the business in the Ordinary Course. There is no Action pending, or, to the Knowledge of the Company, threatened against the Company or any of its assets or businesses from any Governmental Authority or other Person related to any actual or alleged violations or Liabilities (including any investigatory, remedial or corrective obligations) arising under Environmental Laws. The Company has not stored, disposed of, arranged for or permitted the disposal of, transported, handled or discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released any Hazardous Substance, or owned or operated any property or facility in a manner that, to the Knowledge of the Company, has given rise to Liabilities under any Environmental Law. To the Knowledge of the Company, the Leased Real Property is not contaminated by any Hazardous Substance in violation of Environmental Laws. To the Knowledge of the Company, no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by the Company. To the Knowledge of the Company, no property now or previously owned, leased or operated by the Company or any property to which the Company has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the Knowledge of the Company, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up. There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any property or facility now or previously owned, leased or operated by the Company which has not been made available to Parent.

Section 5.17 Employee Benefit Matters.

(a) Section 5.17a) of the Company Disclosure Letter contains a true and complete list of each Benefit Plan. For purposes of this Agreement, “Benefit Plan” means any pension, supplemental pension, retirement, compensation, employment, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, health or other welfare, fringe-benefit and other similar agreement, plan, policy, practice, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries (or any spouse or dependent of such individual), or under which the Company or any of its subsidiaries has or may have any Liability.

(b) With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments since the last restatement; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts and administration agreements and similar agreements; (iv) any summary plan descriptions, summaries of material modifications, annual notices and employee handbooks; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) the three most recently filed Forms 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the three most recently completed plan years, if applicable; (viii) the nondiscrimination tests performed under the Code with respect to the three most recent completed plan years, if applicable; and (ix) material notices, letters or other correspondence within the last three years from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust has been established, administered and maintained in all material respects (i) in accordance with its terms and (ii) in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws), whether as a matter of substantive Law or in order to secure any intended Tax qualification. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype, volume submitter or other pre-approved plan, can rely upon an opinion or advisory letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to a material tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. No Benefit Plan holds any “employer securities” or “employer real property,” as those terms are defined in Section 407 of ERISA.

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Section 302 or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; or (ii) participated in or withdrawn from any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 4063 or 4064 of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Encumbrance arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event, including the funding of required contributions. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any Collective Bargaining Agreement, in connection with the consummation of the Transactions or otherwise.

(g) Other than as required under Section 601 et. seq. of ERISA or other applicable Law and solely at the expense of the applicable individual, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual.

(h) To the Company’s Knowledge, there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code), nor is the Company subject to any Liability or penalty under Sections 4976 through 4980H of the Code or Title I of ERISA with respect to any Benefit Plan. No Benefit Plan is maintained, or provides benefits to any current or former Service Provider, outside the U.S.

(i) There is no pending or, to the Knowledge of the Company, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and, except as set forth in Section 5.17(a) of the Company Disclosure Letter, for the past three years, no Benefit Plan has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(j) Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of and subject to Section 409A of the Code has been (i) administered in compliance with its terms and (ii) the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code or otherwise.

(k) Neither the execution of this Agreement nor the consummation of any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of The Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan or require the Company, Parent or any of their respective Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

(l) The Company and each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (i) are currently in compliance in all material respects with the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, and all amendments thereto and regulations and guidance issued thereunder (collectively, “Healthcare Reform Laws”), to the extent applicable; and (ii) have been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010, to the extent applicable. For each calendar month beginning on or after January 1, 2017, the Company either (i) was not an “applicable large employer member” within the meaning of Section 4980H of the Code; or (ii) has offered minimum value, affordable health coverage to its full-time employees (as those terms are defined under Section 4980H of the Code) in compliance with the applicable standards under Section 4980H of the Code. No Benefit Plan that is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, is self-insured.

Section 5.18 Employment Matters.

(a) Section 5.18a) of the Company Disclosure Letter contains a list of all persons who are employees or independent contractors of the Company as of the date hereof (including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) employment hire date, or date on which such person otherwise began performing services for the Company (as applicable); (iv) primary work location; (v) classification as full-time or part-time and as exempt or non-exempt under the Fair Labor Standards Act and applicable local wage and hour Laws; (vi) leave status; (vii) current annual base compensation rate; (viii) current commission, bonus or other incentive-based eligibility; and (ix) total base compensation and commission, bonus or other incentive-based compensation earned in 2020.

(b) (i) As of the date of Closing, all compensation, including wages, commissions and bonuses, payable to all employees and independent contractors of the Company for services performed on or prior to such date will have been paid in full (or accrued in full as current liabilities on the Closing Merger Consideration Statement); and (ii) neither the Company nor any of its subsidiaries is delinquent in any payments to any employee for any wages, commissions, bonuses or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to any employee or independent contractor of the Company.

(c) The Company is not, and has not been, a party to, bound by or negotiating any Collective Bargaining Agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or, to the Knowledge of the Company, purporting to represent any employee of the Company, and to the Knowledge of the Company, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(d) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration and worker authorization (including with respect to the requirements of the Immigration Reform Control Act of 1986), worker classification, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, worker training, working conditions, occupational safety and health, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly classified and treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, volunteer, intern or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, worker classification, wage and hours, leaves of absence or any other employment-related matter arising under applicable Laws.

(e) To the Knowledge of the Company, none of the current or former employees, officers, directors, independent contractors or agents of the Company is (i) subject to confidentiality, non-solicit or non-compete restrictions in favor of any third person the breach of which would subject the Company to any material Liability; or (ii) obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any order of any Governmental Authority, that would interfere with their duties to the Company, as applicable, or that would conflict with the Company's business. To the Knowledge of the Company, no current employee or consultant of the Company is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and, to the Knowledge of the Company, the continued employment by the Company of its present employees, and the performance of the agreements of the Company with its independent contractors, will not result in any such violation.

(f) To the Knowledge of the Company, no officer or Key Employee, or any group of Key Employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, Key Employee or group of Key Employees. To the Knowledge of the Company, each officer of the Company is currently devoting 100% of his or her business time to the conduct of the business of the Company.

(g) The Company has provided to Parent correct and complete copies of all written employment policies applicable to any employee of the Company presently in effect.

(h) The Company has in its files a Form I-9 that is validly and properly completed in all materials respects in accordance with applicable Law for each employee with respect to whom such form is required under applicable Law. The Company has not received notice or other communication from any Governmental Authority regarding any unresolved violation or alleged violation of any applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.

(i) The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(j) The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. The Company does not sell, and has never sold, any product or provided any services to any Governmental Authority.

(k) To the Knowledge of the Company, none of the employees or independent contractors of the Company are included on the “List of Excluded Individuals/Entities” maintained by the Office of Inspector General of the United States Department of Health and Human Services.

Section 5.19 Taxes.

(a) All income Tax Returns, and all material non-income Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed (taking into account all applicable extensions of time to file such Tax Returns). All income and other material Tax Returns filed on or before the Closing Date by the Company are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid. The Company has not requested or been granted an extension of the time for filing any Tax Return that has not yet been filed, and has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect.

(b) The Company has complied in all material respects with all applicable Laws relating to the payment, reporting, withholding and collection of all Taxes required to have been withheld, collected and paid and has, within the time and manner prescribed by applicable Law, (i) withheld and collected all Taxes required to have been withheld and collected, including sums required to be withheld for Taxes in respect of all payments to employees, officers, directors, independent contractors, creditors, stockholders, or any other Persons, (ii) collected all material sales, value added, goods and services and any other similar Taxes related to the Company's sales required to be collected and (iii) has paid over to the proper Tax Authority all such Taxes so withheld or collected in a timely manner in accordance with applicable Law.

(c) The Company has timely filed all Forms 1099 required to be filed; all penalties asserted by IRS with respect to Form 1099 reporting have been either settled with the IRS or abated; and there are no penalty notices with respect to Form 1099 reporting received by the Company that are pending final settlement or resolution.

(d) No claim has been made in writing by any Tax Authority in any jurisdiction asserting that the Company is or may be subject to Taxes imposed by that jurisdiction but not paid by the Company, including (i) sales and use Taxes required to be collected by the Company and remitted to that jurisdiction and (ii) income Taxes payable to that jurisdiction.

(e) The Company is not (i) a party to any Tax sharing, indemnity or similar agreement pertaining to the allocation of Tax liability that will not be terminated on or before the Closing Date without any future liability to the Company (including for past Taxes), (ii) liable for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee, successor, by contract or otherwise or (iii) required to make payment to another Person for any Tax assets that are or were realized or are or were deemed to be realized by the Company, including, without limitation, transaction tax benefits arising from a prior transaction.

(f) No deficiency or adjustment in respect of Taxes has been claimed, proposed, asserted or assessed in writing by any Tax Authority against the Company and no audit or examination is pending or has been threatened in writing.

(g) The Company will not be required to include any item of income in, or exclude any deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of the cash method or an improper method of accounting, for a Taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any Section 481 adjustment pursuant to Section 13221(d) of U.S. P.L. 115-97); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Law) with respect to a transaction entered into on or prior to the Closing Date; (iv) installment sale or open transaction disposition made prior to the Closing Date; or (v) prepaid or deposit amount received or deferred revenue accrued on or prior to the Closing Date.

(h) (i) The Company has not made any payment or payments, is not obligated to make any payment or payments, and is not a party to (or a participating employer in) any contract that could obligate the Company to make any payment, in each case that constitutes or would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local, or foreign Laws); (ii) the Company has not made any payment or payments, is not obligated to make any payment or payments, and is not party to (or a participating employer in) any contract that has resulted or could reasonably be expected to result in the imposition on the Company, any current or former equityholder, or any employee of the Company of any additional Tax or interest under Section 409A of the Code (or under any similar provision of state, local, or foreign Tax Law) or is subject to Section 457A of the Code; and (iii) for all applicable Tax purposes and during all relevant times, the Company has properly treated as an employee each person required to be treated as an employee of the Company.

(i) The Company will not be obligated to pay or reimburse any Person for any Taxes imposed under Section 4999 of the Code (or any comparable provision or provisions of state, local or foreign Law) as a result of any contract currently in effect.

(j) There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any assets of the Company, nor are there any Encumbrances for Taxes which are pending or, to the Knowledge of the Company, threatened in writing.

(k) The Company has not distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) The Company has not (i) claimed any “employee retention credits” pursuant to Section 2301 of the CARES Act or (ii) deferred any payroll and employment Taxes pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65 or any corresponding or similar provisions of state, local or foreign Law.

(m) The Company has not engaged in or entered into any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(n) The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.

(o) Notwithstanding anything herein to the contrary, no representations are made concerning the Parent’s or the Company’s ability to utilize or otherwise benefit from net operating losses, capital losses, deductions, Tax credits and other similar items of the Company in any Tax period (or portion thereof) beginning after the Closing Date.

Section 5.20 Certain Business Practices. Neither the Company nor, to the Knowledge of the Company, any Person acting (or purportedly acting) for the benefit of the Company has, directly or indirectly, given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any foreign official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the business of the Company that was for the purpose of obtaining or retaining any business or any other business advantage in a manner that was in violation of any Law or Contract. Without limiting the generality of the foregoing, none of the Company or, to the Knowledge of the Company, any of its officers, directors, agents, employees or other Persons associated with or acting on its behalf, has taken any action which would cause the Company to be in violation of any anti-kickback, anti-bribery or anti-corruption law, including the U.S. Foreign Corrupt Practices Act of 1977, the federal Anti-Kickback Statute, 42 U.S.C. 1320a-7b(b), or similar state Law, the United Kingdom Bribery Act, and any implementing legislation under the OECD Convention on Combating Bribery of Foreign Government Officials in International Business Transactions. The Company is in compliance, and have complied, with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001 and other Laws relating to anti-money laundering and similar matters. The Company has policies and procedures in place that are designed to (i) prevent, detect and deter bribery and corruption in the conduct of the Business and (ii) achieve compliance by the Business with all applicable Anti-Corruption Laws. No officer, director or employee of the Company is a Governmental Official nor does any Governmental Official have any form of actual or beneficial ownership interest in any Company Common Stock. Neither the Company nor any of its Representatives has been or is designated on the U.S. Department of Health and Human Services Office of Inspector General List of Excluded Individuals/Entities.

Section 5.21 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, its stockholders, its board of directors or other governing body, and any committees thereof. Neither the Company, nor any of its Representatives, nor anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in the books and records of the Company in connection with or in any way relating to or affecting the Company. All books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and there have been no intentionally false or fictitious entries made in such books or records relating to any illegal payment or secret or unrecorded fund, the Company has not established or maintained a secret or unrecorded fund.

Section 5.22 Related Party Transactions. No executive or director of the Company or, to the Knowledge of the Company, any person owning 5% or more of the shares of Company Common Stock (or any of such person's immediate family members or Affiliates or associates): (a) has or during the last three years has had any direct or indirect interest (other than the ownership of publicly traded securities) (i) in, or is or during the last three years was, a director, officer or employee of, any Person that is a client, customer, franchisee, supplier, lessor, lessee, debtor, creditor or competitor of the Company; or (ii) in any material property, asset or right that is owned or used by the Company; or (b) is or has been, a party to any agreement or transaction with the Company, other than the Post-Closing Employment Agreements and Restrictive Covenant Agreements (“Related Party Agreements”). There is no outstanding Indebtedness to the Company of any current or former director, officer, consultant, employee or member of the Company (“Affiliate Loans”). No Stockholder has guaranteed any obligations of the Company under any guarantee, letter of credit, bid bond or performance bond.

Section 5.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 5.24 International Trade Matters.

(a) The Company and its Representatives are (and have been at all times since December 31, 2017) in compliance in all material respects with all Laws related to (i) participation in unsanctioned foreign boycotts and (ii) the import and export of goods, equipment, materials, software, technology, and services.

(b) Neither the Company nor any of its Representatives (i) has been or is designated on any Governmental List, (ii) has participated in any transaction involving the Listed Persons or any country that is subject to U.S. sanctions administered by OFAC, (iii) is located, organized or resident in, or directly or indirectly 50% or more owned by, or otherwise controlled by or acting for (A) any Listed Person or (B) any Restricted Country, (iv) has directly or indirectly provided any financing to or for the benefit of any Blocked Person or has directly or indirectly conducted any transaction or engaged in any dealings with or for the benefit of any Blocked Person, (v) has imported, exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technology or services from China or the Schengen Area of Europe or in violation of any applicable Customs and International Trade Laws or Laws with respect to export control or economic sanctions or (vi) has participated in any export, re-export or transaction connected with any purpose prohibited by Law with respect to export control and economic sanctions, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

Section 5.25 Customers and Suppliers. Section 5.25 of the Company Disclosure Letter sets forth a complete and accurate list of the names and addresses of the Top Customers and Top Suppliers and the amount of sales to or purchases from each such Top Customer or Top Supplier during the past two years. To the Knowledge of the Company, no event has occurred that could materially and adversely affect the Company’s relations with any Top Customer or Top Supplier. Since December 31, 2017, no Top Customer or Top Supplier has canceled, terminated or made any threat to cancel or otherwise terminate any of its Contracts with the Company or to decrease its usage or supply of the services or products of the Company. The Company maintains sufficient inventory, or the Company’s manufacturing and supply chains are sufficiently maintained and redundant, that the Company’s operations are able to continue without disruption for 90 days, irrespective of ultra vires events or manufacturing and supply disruptions by any of the Company’s suppliers.

Section 5.26 Warranties. Section 5.26 of the Company Disclosure Letter sets forth a complete and accurate list of any express warranty or guaranty made by the Company as to goods sold, or services provided by, the Company (a “Warranty”), and there is no pending or, to the knowledge of the Company, threatened claim alleging any breach of any Warranty. The Company does not have any exposure to, or Liability under, any Warranty beyond that which is typically assumed in the Ordinary Course by Persons engaged in businesses comparable in size and scope of the Company, taken as a whole. Adequate reserves for any expense to be incurred by the Company as a result of any Warranty granted prior to the Closing will be reflected on the Final Closing Statement.

Section 5.27 Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the Business will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to the Business as of the Balance Sheet Date have been included in the Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the Business as of the Closing Date will be included in the Closing Merger Consideration Statement, in accordance with GAAP applied on a consistent basis. No person has any Encumbrances on such receivables or any part thereof and no Contract for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to such receivables. There is no pending Action with respect to the validity of any amount of any such receivable.

Section 5.28 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5 (including the related portions of the Company Disclosure Letter), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives any information, documents or material made available to Parent in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

Article 6
Representations and Warranties of Parent, Merger Sub I and Merger Sub II

Parent, Merger Sub I and Merger Sub II represent and warrant to the Company as of the date of this Agreement and as of the Closing Date that:

Section 6.01 Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material Approvals required to carry on its business as now conducted. Each of Merger Sub I and Merger Sub II is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material Approvals required to carry on its business as now conducted. All of the issued and outstanding Equity Interests of Merger Sub I and Merger Sub II are owned directly by Parent. Since the date of its incorporation, neither Merger Sub I nor Merger Sub II has engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 6.02 Authority. Each of Parent, Merger Sub I and Merger Sub II has all necessary power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by each of Parent, Merger Sub I and Merger Sub II of this Agreement and any Transaction Document to which it is a party and the consummation by each of Parent, Merger Sub I and Merger Sub II have been duly authorized by all requisite action on the part of each of Parent, Merger Sub I and Merger Sub II and no other proceedings on the part of each of Parent, Merger Sub I or Merger Sub II are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Mergers and the other Transactions. This Agreement and each Transaction Document has been duly executed and delivered by each of Parent, Merger Sub I and Merger Sub II, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement and each Transaction Document constitutes a legal, valid and binding obligation of Parent, Merger Sub I and Merger Sub II enforceable against each of Parent, Merger Sub I and Merger Sub II in accordance with its terms, except as such enforceability may be limited by the Enforceability Exception.

Section 6.03 No Conflicts; Consents. The execution, delivery and performance by each of Parent, Merger Sub I and Merger Sub II of this Agreement and the Transaction Documents to which it is a party, and the consummation of the Transactions, including the Mergers, in accordance with the terms of the Agreement and Transaction Documents do not and will not: (a) result in a violation or breach of, any provision of the Organizational Documents of Parent, Merger Sub I or Merger Sub II; (b) result in a violation or breach of any provision of any Law applicable to Parent, Merger Sub I or Merger Sub II; (c) require the consent, notice or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent, Merger Sub I or Merger Sub II or to a loss of any benefit to which Parent, Merger Sub I or Merger Sub II is entitled under any provision of any Contract or other instrument binding upon Parent, Merger Sub I or Merger Sub II; or (d) result in the creation or imposition of any Encumbrance on any asset of Parent, Merger Sub I or Merger Sub II. Other than the approval of the Transactions as required under the HSR Act, no Approval from, or notice to, any Governmental Authority is required by or with respect to Parent, Merger Sub I or Merger Sub II in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions.

Section 6.04 Capitalization. The authorized capital stock of the Company is 7,718,656 shares of capital stock consisting of: (a) 5,955,000 shares of common stock, par value $0.001 per share; and (b) 1,763,656 shares of preferred stock, $0.001 per share, of which (A) 67,659 shares are designated as Series A Preferred Stock; (B) 326,582 shares are designated as Series B Preferred Stock; (C) 350,000 shares are designated as Series B-1 Preferred Stock; (D) 152,551 shares are designated as Series B-2 Preferred Stock; (E) 450,197 shares are designated as Series B-3 Preferred Stock; (F) 166,667 shares are designated Series B-4 Preferred Stock; and (G) 250,000 shares are designated Series C Preferred Stock.

Section 6.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub I or Merger Sub II.

Section 6.06 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 6, neither Parent, Merger Sub I, Merger Sub II nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent, Merger Sub I or Merger Sub II.

Section 6.07 Independent Investigation. Parent, Merger Sub I and Merger Sub II have each conducted their own independent investigation, review and analysis of the business, results of operations, prospects, conditions (financial or otherwise), and acknowledge that they each have been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Company for such purpose. Parent, Merger Sub I and Merger Sub II each acknowledge and agree that in making their individual decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of Parent, Merger Sub I and Merger Sub II has relied solely on their own investigation and the express representations and warranties of the Company set forth in Article 5 of this Agreement (including the related portions of the Company Disclosure Letter).

Section 6.08 No Change to Capital Structure. There have been no changes to the capital structure and Parent has not issued additional stock, other than in connection with the Transactions, since the closing of that certain Series C Preferred Stock Purchase Agreement dated November 13, 2020 by and between Parent and Wellstar Health System, Inc.

Article 7
Covenants of the Company

Section 7.01 Conduct of the Company. From the date of this Agreement until the Closing Date, De Brouwer will not, directly or indirectly (including by change of control), sell, transfer, convey, assign, donate, pledge, encumber, award or dispose in any other manner of any Specified Shares, both gratuitously or not, whether for value or no value, whether voluntary or involuntary (including by operation of law or by judgment, levy, attachment, garnishment or bankruptcy) (“Transfer”) and the Company will (i) make capital expenditures in accordance with the Capex Plan, (ii) conduct the Business in the Ordinary Course and (iii) use its commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain in effect all of its foreign, federal, state and local Approvals, (C) keep available the services of its directors, officers and Key Employees, (D) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, and (E) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the Ordinary Course. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, Company may not:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any Equity Interests of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Equity Interests of the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Common Stock;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Common Stock or (ii) amend any term of any Company Common Stock (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any Liabilities in respect thereof;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, Equity Interests, properties, interests or businesses, other than supplies in the Ordinary Course of the Company in a manner that is consistent with past practice;

(f) sell, lease or otherwise transfer, or create or incur any Encumbrance on, any of the Company’s assets, securities, properties, interests or businesses;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness;

(i) (i) cancel or compromise any Indebtedness or claim or (ii) waive or release any right of material value;

(j) (i) enter into any Contract that would constitute a Material Contract if entered into prior to the date of this Agreement that limits or otherwise restricts in any material respect the Company or any of its Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Company, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any Contract required to be disclosed by Section 5.09 or otherwise waive, release or assign any material rights, claims or benefits of the Company;

(k) (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance Contract or Employment Agreement with, any current or former Service Provider, (ii) increase the compensation or benefits provided to any current or former Service Provider, (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (iv) establish, adopt, enter into or amend any Benefit Plan or Collective Bargaining Agreement, or (v)(A) hire any person who would be a Company Employee or (B) terminate the employment of any Company Employees other than for cause;

(l) change the Company’s methods of accounting, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;

(m) institute, settle, or offer or propose to settle, (i) any Action involving or against the Company, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any Action that relates to the Transactions;

(n) unless required by applicable Law, make, change or revoke any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing Contract, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Liability for Taxes;

(o) take any action that would make any representation or warranty of the Company under this Agreement, or omit to take any action necessary to prevent any representation or warranty of the Company under this Agreement from being, inaccurate in any respect at, or as of any time before, the Closing Date; or

(p) agree, resolve or commit to do any of the foregoing.

Section 7.02 Access to Information; Confidentiality. From the date of this Agreement until the Closing Date, the Company will (i) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Company and to the books and records of the Company, (ii) furnish, and will cause the Company to furnish, to Parent and Representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company. No investigation by Parent or other information received by Parent will operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Parent if such disclosure would (x) jeopardize any attorney-client or other privilege; (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Parent shall, and shall cause its Representatives to, abide by the terms of the Mutual Non-Disclosure Agreement with respect to any access or information provided pursuant to this Section 7.02.

Section 7.03 Notices of Certain Events. The Company will promptly notify Parent of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company (i) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.14 or (ii) that relate to the consummation of the Transactions;

(d) any Circumstance that could reasonably be expected to cause the conditions set forth in Section 9.02a) or Section 9.02b) not to be satisfied; and

(e) any failure of the Company or any Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 7.03 will not limit or otherwise affect the remedies available under this Agreement to Parent.

Section 7.04 Interim Financials. As promptly as practicable following each calendar month prior to the Closing Date, the Company will make available to Parent periodic financial reports in the form that it customarily prepares for its internal purposes concerning the Company and, if available, unaudited statements of the financial position of the Company as of the last day of each calendar month and statements of income and changes in financial position of such entity for the period then ended. The Company covenants that such interim statements (a) will present fairly the financial condition of the Company and the related results of its operations for the respective periods then ended and (b) will be prepared on a basis consistent with prior interim periods.

Section 7.05 Termination of Certain Agreements. Effective as of the Closing, the Company will terminate and cancel, or cause to be terminated or canceled, (a) any Contract with the holders of any Equity Interests in the Company, (b) any management or similar Contract entered into with any Affiliate of any Stockholder or direct or indirect holders of any Equity Interests in any Stockholder and (c) all other Related Party Agreements, in each case with no surviving Liabilities with respect to the Company following the Closing. The Company will cause all Affiliate Loans to have been paid in full prior to or at the Closing with no surviving Liabilities with respect to the Company following the Closing.

Section 7.06 Benefit Plans. Prior to the Closing Date:

(a) the Company will make all required contributions and pay all premiums required under each Benefit Plan, including any employer matching and profit-sharing contributions, which are due or accrued on or before the Closing Date;

(b) unless Parent requests otherwise in writing, the Company will take all action reasonably required to (i) terminate any Benefit Plan that includes a “cash or deferred” feature that is intended to meet the requirements of Section 401(k) of the Code and that is sponsored by the Company, and, in the case of such a Benefit Plan that is part of a multiple employer plan, as described in Section 401(c) of the Code, effect a spin-off of the account balances attributable to participants employed or formerly employed by the Company from such plan into a separate Benefit Plan and to immediately thereafter terminate such separate Benefit Plan (each, a “Company 401(k) Plan”) (ii) fully vest all participant accounts in the Company 401(k) Plan, and (iii) amend the Company 401(k) Plan, to the extent necessary, to provide for the distribution of all participant accounts, including loan notes, in an eligible rollover distribution from the Company 401(k) Plan, in each case effective no later than the day prior to the Closing. At the Closing, the Company will provide to Parent (A) executed resolutions of the board of directors of the Company authorizing spin-off and termination, the form and substance of which shall be subject to prior review and approval by Parent, and (B) an executed amendment to the Company 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the Company 401(k) Plan will be maintained at the time of termination;

(c) the Company shall take all steps necessary to correct, through use of the IRS’s Employee Plans Compliance Resolution System, any failure of any Company 401(k) Plan to comply with the nondiscrimination and other tax-qualification rules of the Code, in form or in operation; all expenses of such correction, including any corrective contributions to the applicable Company 401(k) Plan and attorneys’ and accountants’ fees, shall constitute Indebtedness;

(d) the Company shall take all actions reasonably required to terminate, effective immediately prior to the Closing, any other Benefit Plan and related insurance policy and administrative services agreement as may be requested in writing by Parent; and

(e) the Company shall submit to a vote of the Stockholders of the Company for their approval all payments and benefits that in the absence of such a vote could reasonably be viewed as “parachute payments” (as defined in Section 280G(b)(1) of the Code) (the “Section 280G Payments”), made to any individuals that are “disqualified individuals” (as such term is defined in Treasury Regulation Section 1.280G-1). Such Stockholders’ vote shall be made in a manner intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder (including, to the extent necessary, obtaining any waivers from disqualified individuals). The Company agrees to provide to Parent written drafts of the stockholder disclosure statement, waivers, and stockholder approval forms that will be provided to disqualified individuals and Stockholders in advance no less than 10 days of delivering such documents to the disqualified individuals and Stockholders, as applicable, and shall allow Parent and its representatives a reasonable opportunity to review and provide comments on such documents. To the extent any Section 280G Payments result from payments or other benefits to be provided under any agreements or arrangements established by Parent or by Parent on behalf of the Surviving Corporation that are intended to become effective at or after the Effective Time, Parent shall disclose such arrangements to the Company at least five Business Days in advance of the Closing Date such that such payments or other benefits may become subject to the vote described herein.

Section 7.07 No Solicitation of Transactions. The Company will not, and will cause its Affiliates not to, directly or indirectly, through any Representative of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations or discussions of any type, directly or indirectly, or enter into a confidentiality Contract, letter of intent or purchase Contract, merger Contract or other similar Contract with any Person other than Parent with respect to a sale of all or any substantial portion of the assets of the Company, or a merger, consolidation, business combination, sale of all or any substantial portion of the Equity Interests of the Company, or the liquidation or similar extraordinary transaction with respect to the Company. The Company will notify Parent orally (within one Business Day) and in writing (as promptly as practicable) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that the Company or any of its Affiliates or any of their respective Representatives may receive relating to any of such matters. In the event such inquiry or proposal is in writing, the Company will make available to Parent a copy of such inquiry or proposal together with such written notice.

Section 7.08 Transaction Bonuses. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, the Company will be permitted to pay transaction and sale bonuses to its employees and contractors so long as the aggregate amount of Cash as of the Closing is not less than an amount equal to the Minimum Cash Amount. In addition, to the extent Cash as of immediately prior to the Closing is in excess of an amount equal to the Minimum Cash Amount, then the Company may allocate all, a portion or none of such Cash as transaction and sale bonuses (Cash, if any, as so allocated as transaction and sale bonuses, “Bonus Cash”), which will be payable as set forth in the Closing Date Payment Statement pursuant to Section 8.09.

Article 8
Covenants of Parent and the Company

Section 8.01 Regulatory Undertakings.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable (and in any event prior to the End Date), the Transactions, including (i) obtaining and maintaining all necessary Approvals from Governmental Authorities and third parties that are necessary or desirable in connection with the Transactions (including those set forth in Section 5.03 of the Company Disclosure Letter), (ii) executing and delivering any additional instruments necessary to consummate any of the Transactions and to fully carry out the purposes of this Agreement and (iii) providing all such information concerning such Party, its Affiliates, its Affiliates’ officers, directors, employees and partners as may reasonably be requested in connection with any of the matters set forth in this Section 8.01.

(b) Subject to Section 8.01c), each of Parent and the Company will (i) make or cause to be made the filings required of such Party or any of its Affiliates under the Antitrust Laws of the Requisite Jurisdictions as soon as reasonably practicable after the date of this Agreement, but not later than the respective timeframes set forth on Section 8.01b) of the Company Disclosure Letter, (ii) comply with any request for additional information, documents or other materials received by such Party or any of its Affiliates from any Governmental Authority in the Requisite Jurisdictions when practicable and advisable as mutually agreed by the Parties and (iii) subject to Section 8.01e), cooperate in good faith with the other Party in obtaining all Approvals required under the Antitrust Laws of the Requisite Jurisdictions and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Laws with respect to any such Approval.

(c) Parent and the Company will coordinate with respect to the overall strategy relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any antitrust regulatory authority. Each Party will (i) consult and cooperate with the other Party regarding, allow the other Party to have a reasonable opportunity to review in advance prior to their submission (if applicable), and consider in good faith the views of the other Party regarding the form, content and timing of, any filings, correspondence, written communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Laws, (ii) promptly furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Transactions and (iii) give the other Party advance notice of and the opportunity to attend and participate in any in-person meetings, and to the extent reasonably practicable, substantive telephone calls with any Governmental Authority (to the extent permitted by such Governmental Authority) with respect to the subject matter of this Section 8.01 (including with respect to any of the actions referred to in Section 8.01d) and Section 8.01e)) and, if the other Party is prohibited by Law or such Governmental Authority from attending and participating in any such meetings or calls, keep the other Party reasonably apprised with respect thereto to the extent permitted under Law. Each Party will use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the Transactions. Neither Party will directly or indirectly extend any waiting period under the Antitrust Laws of the Requisite Jurisdictions or enter into any Contract with a Governmental Authority related to this Agreement or the Transactions except with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding any provisions of this Section 8.01 to the contrary, (A) materials provided to the other Party pursuant to this Section 8.01 may be redacted (1) to remove references concerning the valuation of Parent, Parent’s subsidiaries, the Company, (2) as necessary to comply with any Contract, and (3) as necessary to address privilege or confidentiality concerns and (B) each Party will have the right to designate any information as attorneys’ eyes only.

(d) In connection with and without limiting Section 8.01a), but subject to Section 8.01e), each of Parent and the Company will use its commercially reasonable efforts to take such action as may be required to cause the expiration or termination of the waiting periods under the Antitrust Laws of the Requisite Jurisdictions with respect to the Transactions as soon as practicable after the execution of this Agreement (and in any event prior to the End Date), including using its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority under any Antitrust Laws.

(e) Notwithstanding anything to the contrary in this Agreement, (i) the Company will not, without the written consent of Parent, agree to or effect any Antitrust Action and (ii) Parent will not be required to agree to, take or effect any Antitrust Action.

Section 8.02 Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except for any press releases and public statements the making of which may be required by Law or any listing Contract with any national securities exchange, will not issue any such press release or make any such public statement without the prior written consent of the other Parties. The foregoing will not prevent, hinder, or delay any disclosure deemed appropriate by Parent or its Affiliates its limited partners, lenders, shareholders, or beneficial owners.

Section 8.03 Treatment of Existing Indebtedness. The Company will cooperate with, and take all actions reasonably required by, Parent in order to facilitate the termination and payoff of the commitments with respect to the Funded Indebtedness at the Closing (including, upon such funding, the repayment in full of all obligations then outstanding thereunder and the release of all encumbrances, security interests and collateral and the termination of all guaranties and the agreements evidencing subordination in connection therewith at the Closing), or in connection with any proposed refinancing by Parent thereof. Without limiting the foregoing, upon any written request by Parent, on or prior to the fifth Business Day prior to the Closing Date, the Company will use its commercially reasonable efforts, and subject to the cooperation of the existing lenders with respect to the Funded Indebtedness, to arrange for the delivery to Parent of payoff letters in customary form and substance from the administrative agent or other similar agents with respect to the Funded Indebtedness (the “Payoff Letters”), which Payoff Letters will (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar Liabilities related to any obligations with respect to the Funded Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (b) state that upon receipt of the Payoff Amount, the Funded Indebtedness and related instruments evidencing the Funded Indebtedness will be automatically terminated and (c) state that all Encumbrances, collateral and agreements to subordinate in connection therewith relating to the assets and properties of the Company securing such obligations thereunder will be, upon the payment of the Payoff Amount, automatically and irrevocably released and terminated with no ongoing Liabilities with respect to the Company.

Section 8.04 Tax Matters.

(a) Parent will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date.

(b) Parent will prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for any Straddle Periods. For purposes of this Section 8.04b), in the case of any Taxes that are payable for a Straddle Period, the portion of such Taxes that relates to the Pre-Closing Tax Period will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Straddle Period will be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Company, except as otherwise required by applicable Law. The Parties agree that any Tax Returns filed after the Closing Date shall elect the safe harbor election described in IRS Revenue Procedure 2011-29 with respect to any “success-based fee” described in Treasury Regulation Section 1.263(a)-5(f) relating to the Mergers and associated Transactions and that any deductions or Tax credits resulting from the Transaction Expenses shall, to the extent allowable under applicable Law, be allocated to the Pre-Closing Tax Period.

(c) Parent will provide the Stockholders’ Agent with copies of any Tax Returns to be filed by Parent pursuant to Section 8.04a) and Section 8.04b) at least 30 days prior to the due date thereof (giving effect to any extensions thereto). The Stockholders’ Agent will have the right to review such Tax Returns prior to the filing of such Tax Returns. If the Stockholders’ Agent disputes any amounts shown to be due on such Tax Returns, it shall, within 10 days after Parent’s delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. Parent and the Stockholders’ Agent will consult and resolve in good faith any issues arising as a result of the review of and comment on such Tax Returns. If Parent and Stockholders’ Agent are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by a Settlement Accountant in a manner consistent with the procedures set forth in Section 3.03c), and any determination by the Settlement Accountant shall be final. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent.

(d) Notwithstanding any provision of this Agreement to the contrary, all Tax deductions and credits attributable to Transaction Expenses of the Company relating to or arising from the Transactions shall be allocated to the Pre-Closing Tax Period (and reported accordingly for Tax purposes) to the extent permissible under Law.

(e) The Company, the Stockholders, and Parent will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 8.04 and any Action with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

(f) Following the Closing Date, Parent shall not amend any Tax Return of the Company to the extent that such Tax Return relates to any Pre-Closing Tax Period or any Straddle Period without the prior written consent of the Stockholders’ Agent (which will not be unreasonably withheld, conditioned or delayed). Any refunds (including, for the avoidance of doubt, overpayments of estimated taxes) of Taxes (or credits for overpayment of Taxes in lieu of a Tax refund) of the Company for any Pre-Closing Tax Period not otherwise taken into account in the calculation of the Merger Consideration will be for the benefit of the Stockholders, and the Parent will forward such refunds (whether received as a refund or as a credit against or offset of Taxes otherwise payable), together with any interest paid thereon by the relevant Governmental Authority, net of any costs incurred by Parent or its Affiliates in obtaining such refund, as directed by Stockholders’ Agent within ten (10) days of receipt.

(g) Any Tax sharing Contract with respect to or involving the Company will be terminated as of the Closing Date and will have no further effect for any Taxable year (whether the current year, a future year, or a past year).

(h) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions contemplated by this Agreement (“Transfer Taxes”) will be paid one-half each by the Company and by Parent when due. The Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by Law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(i) Parent shall not be permitted to make an election under Section 338(g) or 336(e) of the Code (or any similar provision of state or local Law) with respect to the Company.

(j) Each Party shall use reasonable best efforts to cause the Mergers to qualify, and shall not take, and shall use reasonable best efforts to prevent any Affiliate of such Party from taking, any actions which could prevent the Mergers from qualifying, as a reorganization under the provisions of section 368(a) of the Code.

Section 8.05 Employees.

(a) During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Parent shall provide each employee who is employed by the Company immediately prior to the Closing and who remains employed by the Company immediately after the Closing (each a “Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) if applicable, a bonus opportunity (excluding equity-based compensation) with a target bonus amount which is no less than the target bonus amount under the Company’s bonus program applicable to the Continuing Employee immediately prior to the Closing; and (iii) retirement and welfare benefits (excluding any equity-based compensation, severance benefits, defined benefit pension benefits, nonqualified deferred compensation, or perquisites and fringe benefits) that are no less favorable in the aggregate than those provided either by the Company immediately prior to the Closing or by Parent and its Affiliates to their similarly situated employees.

(b) With respect to any employee benefit plan maintained by Parent or its Affiliates (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective on or after the Closing, Parent shall, or shall cause any of their applicable Affiliates to, recognize and credit all service of the Company Continuing Employees with the Company (including any of its applicable predecessors), as the case may be, for vesting and eligibility purposes in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

Section 8.06 Financing. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company and De Brouwer will cause the appropriate officers and employees of the Company, to use reasonable best efforts to cooperate in connection with Parent or Falcon as may be reasonably requested by Parent, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice, (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in an equity offering by the Company or Falcon, offering documents, private placement memoranda, prospectuses and similar documents required in connection with an equity offering by the Company or Falcon (including pro forma financial information), (iii) providing financial statements and such other financial information regarding the Company as is reasonably requested in connection with an equity offering by the Company or Falcon, (iv) taking or appointing a representative of the Company to take all corporate actions reasonably requested by Parent to permit the consummation of an equity offering by the Company or Falcon and (vi) otherwise reasonably cooperating in the Company’s and Falcon’s efforts to consummate an equity offering by the Company or Falcon. Any fees and expenses associated with a financing will be borne solely by Parent.

Section 8.07 Antidilution. Between the date of this Agreement and December 31, 2021, if (a) the implied price per share to be paid to holders of Parent Common Stock in the business combination transaction between Parent and Falcon is less than the Price Per Share or (b) the Parent, following the date hereof but prior to the business combination transaction between Parent and Falcon issues additional shares of Parent Common Stock (or other securities convertible into or exchange for Parent Common Stock) at a per share value less than the Price Per Share (each of clause (a) and (b), a “Dilutive Transaction”), then each Stockholder receiving shares of Parent Common Stock in the Mergers will be entitled to an additional number of shares of shares of Parent Common Stock (“Additional Shares”), which will be calculated in accordance with the following formula:

A = The number of shares of Parent Common Stock issued to such Stockholder in connection with the Mergers, multiplied by the Per Share Price

B = The number of shares of Parent Common Stock held by such Stockholder at such time

C = The enterprise value of Parent immediately following the consummation of a Dilutive Transaction

D = The number of shares of Parent Common Stock issued and outstanding immediately following a Dilutive Transaction (but prior to the issuance of any Additional Shares)

X = Additional Shares

Parent covenants that it will have a sufficient number of authorized Common Stock in order to effect such issuance.

Section 8.08 Conversion of Shares. If the shares of Parent Common Stock are not approved for listing and continually and actively trading on a national securities exchange by the open of trading on December 31, 2021, then the Parent Common Stock issued to the Stockholders pursuant to this Agreement will automatically convert into Parent Series C Preferred Stock.

Section 8.09 Bonus Cash. To the extent not paid prior the Closing, Parent will, or will cause the Company to, pay the Bonus Cash to the recipients and in the amounts set forth in the Closing Date Payment Statement (net of any applicable withholding), and any payroll taxes associated therewith will be for the account of Parent.

Article 9
Conditions to Closing

Section 9.01 Conditions to Obligations of the Company, Parent, Merger Sub I and Merger Sub II. The obligations of the Company, Parent, Merger Sub I and Merger Sub II to consummate the Closing are subject to the satisfaction of the following conditions:

(a) Any Approvals required under the Antitrust Laws of the Requisite Jurisdictions will have been obtained and any applicable waiting period under the Antitrust Laws of the Requisite Jurisdictions relating to the Transactions will have expired or been terminated.

(b) There will be no effective Order to the effect that the Transactions may not be consummated as provided in this Agreement, no Action will have been commenced or threatened by any Governmental Authority or third party for the purpose of obtaining any such Order and no written notice will have been received from any Governmental Authority indicating an intent to restrain, prevent, interfere with, delay or restructure the Transactions.

(c) All Approvals and Orders required in connection with the execution, delivery or performance of this Agreement will have been obtained or made.

Section 9.02 Conditions to Obligation of Parent, Merger Sub I and Merger Sub II. The obligation of Parent, Merger Sub I and Merger Sub II to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of the Company contained in this Agreement will be true and correct (without giving effect to any “material”, “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, constitute a Material Adverse Effect; provided, however, that the Fundamental Representations will be true and correct (without giving effect to any “material”, “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except to the extent of any de minimis inaccuracies.

(b) The Company will have performed in all material respects all covenants and agreements required to be performed by each of them under this Agreement at or prior to the Closing.

(c) There will not have been a Material Adverse Effect.

(d) The Company will have delivered to Parent a certificate signed by a duly authorized Representative of the Company, dated as of the Closing Date, stating that the conditions set forth in Section 9.02a), Section 9.02b) and Section 9.02c) have been satisfied.

(e) The Company will have delivered, or caused to be delivered, to Parent the documents listed in Section 2.07.

(f) Each Post-Closing Employment Agreement and each Restrictive Covenant Agreement will be in full force and effect immediately prior to the Closing, and none of which will have been amended, modified, revoked or rescinded without the prior consent of Parent

(g) Parent will have received the written consent of Falcon to the Transactions (and such consent will be in full force and effect on and following the Closing).

(h) The aggregate number of Dissenting Shares will not equal or exceed 10% of the shares of Company Common Stock outstanding.

(i) The aggregate amount of Cash (excluding Bonus Cash, if any) as of the Closing will not be less than an amount equal to the Minimum Cash Amount.

Section 9.03 Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of Parent, Merger Sub I and Merger Sub II contained in this Agreement will be true and correct (without giving effect to any “material”, “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, constitute a material adverse effect on the ability of Parent to consummate the Transactions.

(b) Parent, Merger Sub I and Merger Sub II will have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Parent will have delivered to the Company a certificate signed by a duly authorized Representative of Parent, dated as of the Closing Date, stating that the conditions set forth in Section 9.03a) and Section 9.03b) have been satisfied.

Article 10
Survival; Indemnification

Section 10.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties and covenants and agreements (that by their nature are to be satisfied prior to the Closing) of the Parties contained in this Agreement will survive the Closing until the first anniversary of the Closing Date; provided that the Fundamental Representations (other than the representations and warranties in Section 5.19 (Taxes)) will survive indefinitely or until the latest date permitted by Law, and the representations and warranties in Section 5.19 (Taxes) will survive the Closing and shall terminate thirty (30) days after the date on which the applicable statute of limitations expires. The covenants and agreements (that by their nature are to be satisfied following the Closing) of the Parties contained in this Agreement will survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof will survive indefinitely or until the latest date permitted by Law. Notwithstanding the foregoing, any breach of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity will have been given to the Party against whom such indemnity may be sought prior to such time.

Section 10.02 Indemnification.

(a) Subject to the other terms and conditions of this Article 10, and effective at and after the Closing, Parent, its Affiliates and their respective successors and assignees and, effective at the Closing, without duplication, the Company and its successors and assignees (collectively, the “Parent Indemnitees”) will be indemnified against held harmless from any and all damages, losses, Liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action, whether involving a Third Party Claim or a claim solely between the Parties) (collectively, “Damages”), incurred or suffered by Parent Indemnitees arising out of:

(i) any inaccuracy, misrepresentation or breach of representation or warranty made by De Brouwer or the Company in this Agreement (other than the Fundamental Representations); provided that for purposes of determining whether there exists a breach of any representation or warranty (except with respect to Section 5.08a)) and in calculating Damages therefrom, any “material,” “materiality” or “Material Adverse Effect” or similar qualifiers contained in such representations and warranties will be disregarded; (provided that any inaccuracy, misrepresentation or breach of the representations and warranties made by De Brouwer in Article 4 will be indemnified solely by De Brouwer);

(ii) any inaccuracy, misrepresentation or breach of the Fundamental Representations; provided that for purposes of determining whether there exists a breach of any representation or warranty and in calculating Damages therefrom, any “material,” “materiality” or “Material Adverse Effect” or similar qualifiers contained in such representations and warranties will be disregarded; (provided that any inaccuracy, misrepresentation or breach of the representations and warranties made by De Brouwer in Article 4 will be indemnified solely by De Brouwer);

(iii) any breach of any covenant, agreement or undertaking made by the Company in this Agreement;

(iv) any (A) claims made in pending or future Actions or (B) claims based on violations of Law as in effect on or prior to the Closing, in each case arising out of or relating to events which will have occurred, or services performed, or the operation of the Company, prior to the Closing;

(v) any Excluded Taxes, and any Taxes arising as a result of any payment or benefit being non-deductible pursuant to Section 280G of the Code;

(vi) (A) any Indebtedness or Transaction Expenses to the extent not paid on or prior to the Closing Date or reflected as a current liability on the Final Closing Statement or (B) any PPP Loan to the extent not forgiven on or prior to December 31, 2021; or

(vii) any claims by any Stockholder or other holder or purported holder of Equity Interests in the Company as a result of the Transactions, other than any claims (A) relating to Parent’s failure to pay any portion of the Merger Consideration pursuant to this Agreement, (B) against Parent or any of its Affiliates (other than the Company) unrelated in any way to the Company or (C) against Parent arising under this Agreement or any Transaction Document.

(b) Effective at and after the Closing, Parent will indemnify each Stockholder, its Affiliates and their respective successors and assignees (the “Stockholder Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Stockholder Indemnitees arising out of:

(i) any inaccuracy, misrepresentation or breach of representation or warranty made by Parent in this Agreement; provided that for purposes of determining whether there exists a breach of any representation or warranty or in calculating Damages therefrom, any “material,” “materiality” or “Material Adverse Effect” or similar qualifiers contained in such representations and warranties will be disregarded; or

(ii) any breach of any covenant, agreement or undertaking made by Parent in this Agreement.

(c) Parent Indemnitees will not be entitled to recover any Damages relating to any matter arising under one provision of this Agreement to the extent that Parent Indemnitees have already recovered the same Damages (i.e., no double recovery) with respect to such matter pursuant to another provision of this Agreement.

Section 10.03 Limitations. The indemnification provided for in Section 10.02a) is subject to the following limitations:

(a) the Parent Indemnitees will not be indemnified pursuant to Section 10.02a)i) unless and until the aggregate amount of all Damages in respect thereof exceeds, on a cumulative basis, an amount equal to $1,750,000 (the “Deductible”), in which event the Indemnifying Party shall only be liable for Damages in excess of the Deductible.

(b) the Indemnifying Party will not be liable under Section 10.02a) for any Damages relating to any matter to the extent that (i) there is included in the Final Closing Statement a specific liability or specific reserve relating to such matter or (ii) the Indemnified Party had otherwise been compensated for such matter pursuant to the Merger Consideration adjustment under Section 3.03.

(c) payment by the Indemnifying Party will be reduced by the amount by which the Tax liability of the Indemnified Party, with respect to the Taxable year in which such Damages were incurred, is actually reduced as a result of such Damages (net of any Tax cost actually incurred by the Indemnified Party arising from the receipt of the indemnity payments hereunder), calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Damages for which indemnification was made and treating such Tax items attributable to such Damages as the last items claimed for such taxable period

Section 10.04 Recovery Caps and Priority.

(a) Parent Indemnitees will be entitled to indemnification pursuant to Section 10.02a)i) in the following order: (i) first, Parent Indemnitees will bear Damages until Parent Indemnitees have suffered Damages as outlined in Section 10.03a) above; (ii) second, Parent Indemnitees will be entitled to retain a portion of the Indemnity Cash Equivalent Amount (represented by the equivalent number of shares of Parent Common Stock) equal to such Damages and have no obligation to issue shares of Parent Common Stock in respect therefor pursuant to Section 10.08; (iii) third, by deducting from or offsetting against any Parent Common Stock owned by any Stockholder (including by decreasing the amount of Parent Common Stock owned by such Stockholder or offsetting against any dividends or distributions owed to such Stockholder in connection with its ownership of Parent Common Stock) on a pro rata basis based on such Stockholder’s ownership of Company Common Stock as of immediately prior to the Closing as compared to all Stockholders’ outstanding Company Common Stock as of immediately prior to the Closing (Parent Common Stock will be valued at the Per Share Price); and (iv) thereafter, Parent Indemnitees will not be entitled to further indemnification.

(b) Parent Indemnitees will be entitled to indemnification pursuant to Section 10.02a)ii) through Section 10.02a)vi) in the following order: (i) first, Parent Indemnitees will be entitled to retain a portion of the Indemnity Cash Equivalent Amount (represented by the equivalent number of shares of Parent Common Stock) equal to such Damages and have no obligation to issue shares of Parent Common Stock in respect therefor pursuant to Section 10.08; (ii) second, by deducting from or offsetting against any Parent Common Stock owned by any Stockholder (including by decreasing the amount of Parent Common Stock owned by such Stockholder or offsetting against any dividends or distributions owed to such Stockholder in connection with its ownership of Parent Common Stock) on a pro rata basis based on such Stockholder’s ownership of Company Common Stock as of immediately prior to the Closing as compared to all Stockholders’ outstanding Company Common Stock as of immediately prior to the Closing (for purposes of the foregoing clause (ii), Parent Common Stock will be valued at the Per Share Price); and (iii) thereafter, the Stockholders will have no further obligation to indemnify the Parent Indemnitees.

(c) Parent Indemnitees will be entitled to indemnification pursuant to Section 10.02a)vii) in the following order: (i) first, Parent Indemnitees will be entitled to retain a portion of the Indemnity Cash Equivalent Amount (represented by the equivalent number of shares of Parent Common Stock) equal to such Damages and have no obligation to issue shares of Parent Common Stock in respect therefor pursuant to Section 10.08; and (ii) second, by deducting from or offsetting against any Parent Common Stock owned by any Stockholder (including by decreasing the amount of Parent Common Stock owned by such Stockholder or offsetting against any dividends or distributions owed to such Stockholder in connection with its ownership of Parent Common Stock) on a pro rata basis based on such Stockholder’s ownership of Company Common Stock as of immediately prior to the Closing as compared to all Stockholders’ outstanding Company Common Stock as of immediately prior to the Closing (for purposes of the foregoing clause (ii), Parent Common Stock will be valued at the Per Share Price).

Section 10.05 Third Party Claim Procedures.

(a) The Party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under Section 10.02. Such notice will set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent such failure will have materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 10.05, will be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that any and all Damages resulting from such Third Party Claim constitute Damages for which the Indemnified Party will be indemnified fully pursuant to this Article 10.

(c) The Indemnifying Party will not be entitled to assume or maintain control of the defense of any Third Party Claim and will pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 10.05b) within 15 days of receipt of notice of the Third Party Claim pursuant to Section 10.05a), (ii) the Third Party Claim relates to or arises in connection with any criminal Action, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim or (vi) if the Indemnified Party is a Parent Indemnitee and the Third Party Claim involves a customer or supplier of the Company.

(d) If the Indemnifying Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.05, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with Section 10.05b) and Section 10.05c), the Indemnified Party will be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the reasonable fees and expenses of a single separate counsel will be borne by the Indemnified Party.

(f) Each Party will cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and will furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g) Notwithstanding any provision to the contrary, with respect to any Action relating to Taxes (a “Tax Claim”) for a Pre-Closing Tax Period of the Company, the Stockholders’ Agent shall have the right, at the expense of the Stockholders to control, manage, and be responsible for such Tax Claim (other than a Tax Claim with respect to a Straddle Period). Parent may participate in such Tax Claim (at Parent’s sole expense) and the Stockholders’ Agent shall keep Parent reasonably informed concerning the progress of such Tax Claim and shall not settle, compromise, or otherwise resolve such Tax Claim without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned, or delayed. Parent shall control all other Tax Claims, including any Tax Claim relating to a Straddle Period or Tax Claim Stockholders’ Agent elected not to control; provided, however, that with respect to any Tax Claim relating to a Pre-Closing Tax Period, (i) Parent shall obtain the prior written consent of Stockholders’ Agent (which consent shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement of a claim or ceasing to defend such claim, and (ii) the Stockholders’ Agent shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholders’ Agent, on behalf of the Stockholders.

Section 10.06 Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 10.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice will set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent such failure will have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the Parties will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 12.07.

Section 10.07 Exclusive Remedy. The Parties agree that, excluding (a) any claim for injunctive or other equitable relief, (b) any claim related to fraud or Willful Breach, (c) any claim related to the Transaction Documents or (d) adjustments governed by Section 3.03, the indemnification provisions of this Article 10 are intended to provide the sole and exclusive remedy as to all claims either the Company, on the one hand, or Parent, on the other hand, may incur arising from this Agreement.

Section 10.08 Release of Indemnity Cash Equivalent Amount. In the event the amount of the Indemnity Cash Equivalent Amount as of the date that is the first Business Day following the first anniversary of the Closing Date is greater than $0, then Parent will issue to each Stockholder (excluding holders of Dissenting Shares), pursuant to an annotation in Parent’s stock ledger, in accordance with the Closing Date Payment Statement, to the account designated by each such Stockholder in its respective Letter of Transmittal, with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time for which a Stock Certificate (or an affidavit of lost certificate in lieu thereof) and the related Letter of Transmittal has been properly surrendered to the Company as specified therein, an amount of shares of Parent Common Stock equal to (i) the Indemnity Release Amount Per Share, if any, multiplied by (ii) the number of shares of Company Common Stock formerly represented by such Stock Certificate (or an affidavit of lost certificate in lieu thereof), divided by (iii) the Per Share Price.

Section 10.09 Tax Treatment. The Parties agree to treat any payments made pursuant to this Article 10 as an adjustment to the Merger Consideration for Tax purposes, except as otherwise required by Law.

Article 11
Termination

Section 11.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent if the Closing will not have been consummated on or before July 24, 2021 (the “End Date”);

(c) by either the Company or Parent if there is any Law in effect that makes consummation of the Transactions illegal or otherwise prohibited or if consummation of the Transactions would violate any nonappealable final Order;

(d) by the Stockholders’ Agent at any time prior to the Closing if a breach of any representation, warranty, agreement or covenant of Parent set forth in this Agreement will have occurred, which breach (i) would give rise to the failure of a condition set forth in Article 9 and as a result of such breach, such condition would not be capable of being satisfied prior to the End Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent within 30 calendar days following receipt of written notice of such breach from the Company (or, if the End Date is less than 30 calendar days from the date of receipt of such notice, by the End Date); provided that the Company will not have the right to terminate this Agreement pursuant to this Section 11.01d) if the Company is then in breach of any its representations, warranties, agreements or covenants under this Agreement and such breach would give rise to the failure of a condition set forth in Article 9;

(e) by Parent at any time prior to the Closing if a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement will have occurred, which breach (i) would give rise to the failure of a condition set forth in Article 9 and as a result of such breach, such condition would not be capable of being satisfied prior to the End Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within 30 calendar days following receipt of written notice of such breach from Parent (or, if the End Date is less than 30 calendar days following receipt of written notice of such breach, by the End Date); provided that Parent will not have the right to terminate this Agreement pursuant to this Section 11.01e) if Parent is then in breach of any of its representations, warranties, agreements or covenants under this Agreement and such breach would give rise to the failure of a condition set forth in Article 9;

(f) by Parent, in the event that De Brouwer has Transferred any of the Specified Shares; or

(g) by Parent, in the event the Stockholder Approval was not effective immediately after the execution of this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 11.01 will give notice of such termination to the other Party.

Section 11.02 Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, such termination will be without Liability of either Party (or any Representative of such Party) to any other Party to this Agreement; provided that the provisions of Sections 12.03, 12.06, 12.07 and 12.08 will survive any termination of this Agreement pursuant to Section 11.01. Nothing in this Agreement will relieve any Party from Liabilities incurred or suffered as a result of fraud or Willful Breach.

Article 12
Miscellaneous

Section 12.01 Notices. All notices, requests and other communications to any Party will be in writing (including electronic mail (“e-mail”) transmission) and will be given,

if to Parent, to:

Sharecare, Inc.
255 East Paces Ferry Road
Atlanta, Georgia 30305
Attention: General Counsel
E-mail: henry.jay@sharecare.com

with a copy to:

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, Georgia 30309
Attention: Rahul Patel; Keith Townsend
E-mail: rpatel@kslaw.com; ktownsend@kslaw.com

if to the Stockholders’ Agent or, prior to the Closing, the Company to:

Fortis Advisors LLC

Attention: Notices Department (doc.ai)

Email: notices@fortisrep.com

with a copy to:

L2 Counsel, P.C.
407 California Avenue, Suite #2
Palo Alto, California 94306
Attention: Louis Lehot and Natasha Allen
E-mail: louis.lehot@L2counsel.com and natasha.allen@L2counsel.com or such other address or e-mail address as such Party may specify after the date of this Agreement for the purpose by notice to the other Parties. Any such notice, request or other communication will be deemed given or made (a) on the date of delivery, if delivered in person or by e-mail, (b) on the first Business Day following timely delivery to a national overnight courier service or (c) on the fifth Business Day following it being mailed by registered or certified mail. Failure to comply with the provisions of this Section 12.01 will not affect the rights or obligations of any Party except to the extent that any such failure materially and adversely prejudices another Party.

Section 12.02 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that each of the Stockholders grants the Stockholders’ Agent authority to amend or waive any provision of this Agreement on its behalf.

(b) No failure or delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement will be cumulative and not exclusive of any rights or remedies provided by Law.

Section 12.03 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement will be paid by the Party incurring such cost or expense.

Section 12.04 Disclosure Letter References. The Parties agree that any reference in a particular Section of the Company Disclosure Letter will only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such Party that are contained in this Agreement to the extent the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 12.05 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities under this Agreement upon any Person other than the Parties and their respective successors and assigns.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party, except that Parent may (i) assign this Agreement to its lenders for collateral security purposes or (ii) transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (A) one or more of its Affiliates at any time and (B) after the Closing Date, to any Person; provided that no such transfer or assignment will relieve Parent of its obligations under this Agreement or enlarge, alter or change any obligation of any other Party or due to Parent.

Section 12.06 Governing Law. This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any Actions based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations.

Section 12.07 Jurisdiction; Venue.

(a) Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any Action relating to the Transactions, on behalf of itself or its property, in accordance with Section 12.01 or in such other manner as may be permitted by Law, and nothing in this Section 12.07 will affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) irrevocably and unconditionally consents and submits itself and its property to the exclusive general jurisdiction of the Chosen Courts in connection with any dispute that arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Courts, (iv) agrees that any Actions arising in connection with this Agreement or the Transactions will be brought, tried and determined only in the Chosen Courts, (v) waives any objection that it may now or after the date of this Agreement have to the venue of any such Action in any such Chosen Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it will not bring any Action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the Parties agrees that a final judgment in any Action in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 12.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.09 WAIVER IRREVOCABLE. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE WAIVER IN SECTION 12.08 IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE U.S.

Section 12.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if such signatures were upon the same instrument. This Agreement will become effective when each Party will have received a counterpart of this Agreement signed by all of the other Parties. Until and unless each Party has received a counterpart of this Agreement signed by all of the other Parties, this Agreement will have no effect and no Party will have any right or obligation under this Agreement (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement by electronic transmission in .PDF format will be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 12.11 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

Section 12.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.13 Stockholders’ Agent.

(a) Immediately upon and by virtue of the approval of this Agreement by the Requisite Vote or written consent of the Stockholders, each Stockholder will be deemed to have irrevocably consented to and appointed the Stockholders’ Agent as the true and lawful exclusive agent and attorney-in-fact of such Stockholder with full powers of substitution to act in the name, place and stead of such Stockholder with respect to the performance on behalf of such Stockholder under the terms and provisions of this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Stockholders’ Agent will deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(i) act for each Stockholder with respect to all indemnification matters referred to in this Agreement, including the right to compromise or settle any such claim on behalf of any Stockholder;

(ii) act for each Stockholder with respect to all Merger Consideration adjustments referred to in this Agreement;

(iii) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among the Stockholders;

(iv) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Stockholders’ Agent, in the sole discretion thereof, deems necessary or advisable in the performance of the duties of the Stockholders’ Agent;

(v) receive and receipt for any portion of the Merger Consideration or any other payment due from Parent to the Stockholders pursuant to this Agreement;

(vi) incur any expenses, liquidate and withhold assets received on behalf of the Stockholders prior to their distribution to the Stockholders to the extent of any amount that the Stockholders’ Agent deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing account established solely for such purpose;

(vii) receive all notices, communications and deliveries hereunder on behalf of the Stockholders; and

(viii) do or refrain from doing any further act or deed on behalf of each Stockholder that the Stockholders’ Agent deems necessary or appropriate, in the sole discretion of the Stockholders’ Agent, relating to the subject matter hereof as fully and completely as any Stockholder could do if personally present and acting as though any reference to any Stockholder herein was a reference to the Stockholders’ Agent. Notwithstanding the foregoing, the Stockholders’ Agent shall have no obligation to act on behalf of the Stockholders, except as expressly provided herein and in the Stockholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholders’ Agent in any ancillary agreement, schedule, exhibit or the Disclosure Letter.

(b) Each Letter of Transmittal will provide that such Stockholder agrees to the appointment of the Stockholders’ Agent as such Stockholder’s exclusive agent and attorney-in-fact as provided in this Section 12.13 and (ii) the other provisions of this Section 12.13.

(c) Certain Stockholders have entered into an engagement agreement (the “Stockholders’ Agent Engagement Agreement”) with the Stockholders’ Agent to provide direction to the Stockholders’ Agent in connection with its services under this Agreement and the Stockholders’ Agent Engagement Agreement (such Stockholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The appointment of the Stockholders’ Agent and the immunities and rights to indemnification granted to the Stockholders’ Agent Group hereunder will be deemed coupled with an interest and will be irrevocable and binding on each Stockholder and their successors, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Agent as the act of any Stockholder in all matters referred to herein. Each Stockholder hereby ratifies and confirms that the Stockholders’ Agent will do or cause to be done by virtue of such Stockholders’ Agent’s appointment as Stockholders’ Agent of such Stockholder. The Stockholders’ Agent will act for each Stockholder on all matters set forth herein in the manner the Stockholders’ Agent believes to be in the best interest of such Stockholder, but the Stockholders’ Agent and its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholders’ Agent Group”) will not be responsible to any Stockholder for any loss or damage any Stockholder may suffer by reason of the performance by the Stockholders’ Agent of such Stockholders’ Agent’s duties hereunder or under the Stockholders’ Agent Engagement Agreement, other than loss or damage arising from willful misconduct or gross negligence in the performance of such Stockholders’ Agent’s duties hereunder.

(d) Each Stockholder hereby expressly acknowledges and agrees that the Stockholders’ Agent is authorized to act on behalf of such Stockholder notwithstanding any dispute or disagreement among the Stockholders, and that any Person will be entitled to rely on any and all action taken by the Stockholders’ Agent hereunder without liability to, or obligation to inquire of, any Stockholder. All actions taken by the Stockholders’ Agent under this Agreement or the Stockholders’ Agent Engagement Agreement shall be binding upon each Stockholder and such Stockholder’s successors as if expressly confirmed and ratified in writing by such Stockholder, and all defenses which may be available to any Stockholder to contest, negate or disaffirm the action of the Stockholders’ Agent taken in good faith under this Agreement or the Stockholders’ Agent Engagement Agreement are waived. In the event the Stockholders’ Agent resigns or ceases to function in such capacity for any reason whatsoever, then the successor Stockholders’ Agent will be the Person the remaining Stockholders appoint; provided, however, that in the event for any reason no successor has been appointed within 30 days following such resignation or cessation, then any Stockholder will have the right to petition a court of competent jurisdiction for appointment of a successor Stockholders’ Agent. The Stockholders, jointly and severally, will indemnify and hold the Stockholders’ Agent Group harmless from and against any and all liabilities, losses, costs, damages, fees, fines, judgments, amounts paid in settlement and expenses (including attorneys’ fees and costs of other skilled professionals and in connection with seeking recovery from insurers) reasonably incurred or suffered as a result of the performance of the Stockholders’ Agent’s duties hereunder and under the Stockholders’ Agent Engagement Agreement, except for willful misconduct or gross negligence (collectively, the “Stockholders’ Agent Expenses”). The Stockholders acknowledge that the Stockholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Stockholders’ Agent shall not be required to take any action unless the Stockholders’ Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Agent against the costs, expenses and liabilities which may be incurred by the Stockholders’ Agent in performing such actions. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement.

(e) The Stockholders’ Agent shall be entitled to: (i) rely upon the Closing Date Payment Statement, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder or other party.

(f) Prior to the Closing, the Company shall wire to the Stockholders’ Agent an amount to be determined (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Stockholders’ Agent in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Stockholders’ Agent for any Stockholders’ Agent Expenses incurred pursuant to this Agreement or any Stockholders’ Agent Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Stockholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Stockholders will not receive any interest on the Expense Fund and assign to the Stockholders’ Agent any such interest. Subject to Advisory Group approval, the Stockholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Stockholders. As soon as reasonably determined by the Stockholders’ Agent that the Expense Fund is no longer required to be withheld, the Stockholders’ Agent shall distribute the remaining Expense Fund (if any) to Parent, as applicable, for further distribution to the Stockholders.

Section 12.14 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in the Chosen Courts, in addition to any other remedy to which they are entitled at law or in equity, and the Parties waive any requirement for the posting of any bond or similar collateral in connection therewith. The Parties agree to waive in any Action for specific performance of any such obligation (other than in connection with any Action for temporary restraining order) the defense that a remedy at law would be adequate.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DOC.AI INCORPORATED

By:	/s/ Samia de Brouwer
	Name:	Samia de Brouwer
	Title:	CEO

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SHARECARE, INC.

By:	/s/ Justin Ferrero
	Name:	Justin Ferrero
	Title:	Chief Financial Officer

PROJECT DELTA MERGER SUB I, INC.

By:	/s/ Justin Ferrero
	Name:	Justin Ferrero
	Title:	President

PROJECT DELTA MERGER SUB II, INC.

By:	/s/ Justin Ferrero
	Name:	Justin Ferrero
	Title:	Secretary

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Walter De Brouwer

/s/ Walter de Brouwer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FORTIS ADVISORS LLC, AS THE STOCKHOLDERS’ AGENT

By:	/s/ Richard Fink
	Name:	Richard Fink
	Title:	Managing Director

[Signature Page to Merger Agreement]